Exhibit 10.19

CENTER POINTE SHOPPING CENTER LEASE

BY AND BETWEEN

CENTER POINTE LLC,
a Delaware limited liability company
("Landlord")

and

YOSHIHARU MENIFEE,
a California corporation
d.b.a. Yoshiharu Ramen
("Tenant")

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

The following exhibits are attached hereto and incorporated herein by this reference:

LEASE SUMMARY

This Lease Summary is attached to and incorporated into that certain Lease between Landlord and Tenant as defined below. For purposes of the attached Lease, the following terms shall have the following meanings:

Effective Date:	5/24/2022
Shopping Center:	Center Pointe
Landlord:	Center Pointe LLC, a Delaware limited liability company
Landlord's Notice Address:	c/o Tourmaline Capital 11250 El Camino Real, Suite 102 San Diego, CA 92130 Attn: Jonathan Cheng Telephone: (619) 686-8600
Tenant:	Yoshiharu Menifee, a California corporation
Tenant's Notice Address:	Yoshiharu Menifee 6940 Beach Blvd., Suite D-705 Buena Park, CA 90621 Attn: James Chae Telephone: (714) 998-1940 Additionally, any default notice shall be forwarded to: Yun Law Group, PC 6940 Beach Blvd., Suite D-413 Buena Park, CA 90621 Attn: Andrew Yun, Esq. Telephone: (657) 202-5828
Guarantor:	James Chae and Jennie Chae, husband and wife, on behalf of each of their marital, community and sole and separate estates, jointly and severally

Guarantor's Address:	James Chae 1891 North Tustin Street Orange, CA 92865 Telephone: (714) 998-1940
Tenant's Trade Name: **(Section 8.1)**	Yoshiharu Ramen
Permitted Use: **(Section 8.1)**	The Premises shall be used for the operation of a restaurant serving Japanese food and beverages and specializing in ramen dishes, all for on- and off-Premises consumption and as listed on the menu attached hereto as **Exhibit I** ("**Tenant's Menu**"), provided, however, that Tenant may make minor changes to the Menu from time to time, provided that (1) the items offered on such revised menu and the original theme and concept of the restaurant remain substantially the same as that which is in existence as of the Effective Date, and (2) such minor changes do not violate any exclusive use in the Shopping Center. In addition, and in connection with the operation of a "Yoshiharu Ramen" restaurant at the Premises offering the items on the Menu, Tenant may sell beer and/or wine for on-Premises consumption only, provided that Tenant, at its sole cost and expense, obtains, maintains and complies with all permits, licenses and/or governmental or quasi-governmental approvals required for the sale of beer and wine from the Premises (copies of such permits and approvals shall be provided to Landlord promptly after receipt by Tenant). The Premises shall be used solely for the use stated above (the "**Permitted Use**") and for no other use or purpose. The Premises shall not be used in violation of any exclusive or prohibited use that is binding on the Premises as of the Effective Date, which exclusive and prohibited uses are set forth in **Exhibit J** (Existing Use Restrictions) attached hereto.
Direct Competitor Restriction: **(Section 8.6)**	Subject to the terms of Section 8.7 below, after the Effective Date, Landlord shall not lease any space in Shops 1, Pad 3 or Pad 4 of the Shopping Center (as depicted on the Site Plan), other than the Premises, to another tenant whose primary use is the operation of a restaurant that primarily serves ramen dishes (the "**Direct Competitor**"). Hereafter, Shops 1, Pad 3 and Pad 4 may be referred to as the "**Direct Competitor Restricted Area**".
Premises Address:	27311 Newport Road, Suite 320, Menifee, CA 92584

Floor Area of Premises: (Section 1)	Approximately 1,800 square feet, as set forth in Section 1.
Initial Term: (Section 2.1)	One hundred twenty (120) full calendar months after the Rent Commencement Date, plus any period of time from the Delivery Date through the Rent Commencement Date.
Option Period(s): (Section 2.3)	Two (2) consecutive five (5) year periods.
Delivery Date: (Section 2.1)	The date Landlord delivers possession of the Premises to Tenant in accordance with the terms of Section 2.1 below.
Rent Commencement Date: (Section 3.1)	The earlier of two hundred ten (210) days after the Delivery Date or the date Tenant opens for business in the Premises.
Base Rent: (Section 3.1)	<u>**Months**</u> — <u>**Per Month**</u> Delivery Date to Rent Commencement Date: $0.00 RCD to end of Month 12 — $7,650.00 13-24: — $7,879.50 25-36: — $8,115.89 37-48: — $8,359.37 49-60: — $8,610.15 61-72: — $8,868.45 73-84: — $9,134.50 85-96 — $9,408.54 97-108: — $9,690.80 109-120 — $9,981.52 <u>**Option Periods**</u> — See Section 3.4. Tenant shall pay the first month's Base Rent upon Tenant's execution and delivery of the Lease to Landlord. Said payment shall be credited towards Tenant's account for the first month of the Initial Term.
Percentage Rent:	None.
Security Deposit: (Section 3.3)	Eight Thousand Nine Hundred Sixty Two and 50/100 Dollars ($8,962.50) due and payable upon Tenant's execution and delivery of this Lease to Landlord.

Estimated Common Area Expenses, Real Property Taxes and Landlord's Insurance (Section 4)	Tenant shall pay the estimated Common Area Expenses, Real Property Taxes and Landlord's Insurance for the first month One Thousand Three Hundred Twelve and 50/100 ($1,312.50) upon Tenant's execution and delivery of this Lease to Landlord. These payments shall be credited towards Tenant's account for the first month of the Initial Term.
Total Initial Payment Upon Lease Execution: (Previous 3 Items Above)	Tenant shall pay Landlord a total of Seventeen Thousand Nine Hundred Twenty Five ($17,925.00) with its execution and delivery of this Lease (i.e., $7,650.00 for the first month's Base Rent, $1,312.50 for the first month's estimated Common Area Expenses, Real Property Taxes and Landlord's Insurance, and $8,962.50 for the Security Deposit).
Construction Allowance: (Exhibit "C" Section 1.2)	Seventy Two Thousand and 00/100 Dollars ($72,000.00) (based on Forty and 00/100 Dollars ($40.00) per square foot of Floor Area.
Minimum Business Hours: (Section 8.4)	Sunday – Thursday: 11:00 a.m. – 9:00 p.m. Friday - Saturday: 11:00 a.m. – 10:00 p.m.
New Locations Restriction:	None.

SHOPPING CENTER LEASE

THIS SHOPPING CENTER LEASE ("Lease") is made and entered into as of the Effective Date by and between Center Pointe LLC, a Delaware limited liability company ("**Landlord**"), and Yoshiharu Menifee, a California corporation, d.b.a. Yoshiharu Ramen ("**Tenant**").

1. PREMISES.

1.1. Premises. In consideration of the mutual promises, covenants and conditions herein set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space (herein called "**Premises**") located in the Shopping Center, as described in the Lease Summary, which are deemed to contain the number of square feet of Floor Area set forth in the Lease Summary. The Premises are depicted on the site plan attached as **Exhibit B** attached hereto (the "**Site Plan**") and **Exhibit B-1** (Premises) attached hereto. The Shopping Center is described in **Exhibit A** and is depicted on the Site Plan. Tenant acknowledges that neither Landlord nor any of its agents or representatives has made any representation or warranty of any kind to Tenant with regard to the condition of the Premises or the Shopping Center or their suitability or feasibility for Tenant's intended uses, alterations or otherwise, except only as expressly set forth with specificity in this Lease.

Tenant acknowledges that Landlord intends to develop the Shopping Center and such development may occur in one or more phases. Tenant acknowledges that the construction of any improvements after the Rent Commencement Date may involve barricading, materials storage, noise, dust, vibration, scaffolding, demolition, structural alterations, the presence of workmen and equipment, rearrangement of parking areas, common areas, roadways and lighting facilities, redirection of vehicular and pedestrian traffic, and other inconveniences typically associated with construction, and that Landlord has informed Tenant of this potential interference. Landlord agrees that any such construction activities shall be performed in a manner consistent with industry-standard construction practices and Landlord shall take commercially reasonable steps to minimize the adverse impact upon the Premises occasioned by such construction activities. Tenant agrees that any development of the Shopping Center (or a portion thereof) after the Rent Commencement Date by Landlord shall not entitle Tenant to any abatement of Rent or other compensation from Landlord for any inconvenience occasioned thereby.

Furthermore, Tenant acknowledges that the Shopping Center may not remain as shown on the Site Plan and, so long as none of the following unreasonably prevent access or use of the Premises or impair visibility of the Premises, or reduce the number of parking spaces available below that required by applicable codes, Landlord may relocate, increase, reduce or otherwise change the number, dimensions, or locations of buildings, parking areas, drives, exits, entrances, walks and other Common Area as may be reasonably necessary or desirable in Landlord's good faith business judgment, or to accommodate the redevelopment or renovation of the Shopping Center (or a portion thereof) in general, or the redevelopment of other tenants' spaces at the Shopping Center. In furtherance of the foregoing, Tenant acknowledges that Landlord is permitted to construct one or more buildings in the future and that the construction of one or both such buildings will not violate the provisions of the preceding sentence.

1.2. Reservation. Landlord reserves the right to use the exterior walls, floor, roof and plenum in, above and below the Premises for the repair, maintenance, use and replacement of pipes, ducts, utility lines and systems, structural elements serving the Shopping Center and for such other purposes as Landlord deems necessary. In exercising its rights reserved herein, Landlord shall not unreasonably interfere with the operation of Tenant's business on the Premises.

1.3. Floor Area. The term "Floor Area", as used in this Lease, shall mean all areas for the exclusive use of a tenant measured from the exterior surface of exterior walls (and extensions, in the case of openings) and from the center of interior demising walls, and shall include, but not be limited to, restrooms, mezzanines, warehouse or storage areas, clerical or office areas and employee areas; provided, however, that the following areas shall not be included in such calculations: (i) space attributable to any multi-deck, platform, rack or other multi-level system used solely for the storage of merchandise which is located vertically above ground floor; (ii) balcony, subterranean, basement or mezzanine space not utilized for retail sales area; (iii) outdoor sales and seating areas; and (iv) office space for Landlord's onsite personnel. Following the demising of the Premises, Landlord may cause the Floor Area of the Premises to be measured by a licensed architect or measurement professional. If Landlord's measurement of the Premises determines the actual Floor Area of the Premises varies from the Floor Area set forth in the Lease Summary, then the Minimum Rent, Construction Allowance and all other amounts payable by Tenant under this Lease which are determined with reference to the Floor Area of the Premises shall be adjusted accordingly.

2. TERM.

2.1. Term. The Initial Term shall be for the number of years set forth in the Lease Summary, commencing on the Rent Commencement Date and terminating on the last day of the last month of the Lease Term. "**Lease Term**" shall mean the Initial Term and any exercised Option Period (as defined herein). Landlord agrees to deliver and Tenant agrees to accept from Landlord possession of the Premises in its as-is condition without representation or warranty by Landlord. At Landlord's election, Landlord may send Tenant a notice requesting that Tenant execute and deliver to Landlord a confirmation letter similar to the form attached hereto as **Exhibit E** confirming Tenant's possession of the Premises, the Rent Commencement Date and any other terms reasonably requested by Landlord, and, if Landlord makes such request, then Tenant shall execute and delivery such requested confirmation within ten (10) days after the notice from Landlord.

2.2. Lease Year. For the purpose of this Lease and the anniversary dates for rental adjustments, the first "**Lease Year**" shall begin on the Rent Commencement Date and shall expire on the last day of the month that is twelve (12) full calendar months following the Rent Commencement Date. For the purposes of the remainder of the Lease Term, **"Lease Year**" shall mean each consecutive twelve (12) month period following the first Lease Year.

2.3. Option Periods. Provided Tenant has not been in default in the payment of Rent (after receipt of notice and the expiration of the applicable cure period) at any time during the Lease Term, Tenant is not in default at the time Tenant delivers an Option Notice (after receipt of notice and the expiration of the applicable cure period) and Tenant is in physical possession of

and then operating from the entire Premises at the time when Tenant delivers an Option Notice, Tenant may extend the Lease Term for the number of Option Periods set forth in the Lease Summary by giving notice of exercise thereof ("**Option Notice**") to Landlord at least one hundred eighty (180), but not more than three hundred sixty-five (365), days before the date the Lease Term would otherwise expire. If Tenant is in default (after receipt of notice and the expiration of the applicable cure period) on the date of giving an Option Notice, such Option Notice shall be null and void; and if Tenant is default (after receipt of notice and the expiration of the applicable cure period) on the date the Option Period is to commence, such Option Period shall not commence and this Lease shall expire at the end of the Lease Term. If Tenant delivers a valid Option Notice, the Lease Term shall thereby be extended on all terms and provisions contained in this Lease, except that the number of Options Periods remaining shall in each instance be reduced by one and the Base Rent shall be adjusted as set forth in this Lease.

3. RENT, SECURITY DEPOSIT AND OPTION RENT.

3.1. Rental Payment. Tenant shall pay to Landlord the Base Rent set forth in the Lease Summary in advance in monthly installments on or before the first day of each and every month of the Lease Term from and after the Rent Commencement Date; provided, however, the first month's Base Rent shall be payable by Tenant upon execution of this Lease. Base Rent for any period during the Lease Term, which is for less than a full calendar month, shall be prorated based on the number of actual days in the month. Base Rent adjustments set forth herein shall occur on the first (1st) day of the Lease Year specified in Section 2.2 above. All Rent shall be payable without demand, deduction or offset to Landlord at the address stated in the Lease Summary, or to such other persons or at such other places and in such manner as Landlord may designate in writing. References in this Lease to "**Additional Rent**" shall mean all monetary amounts owing from Tenant to Landlord other than Base Rent. The terms "**Rent**" and "**Rental**" shall mean all Base Rent, and other charges that may be due from Tenant to Landlord pursuant to this Lease. Landlord hereby agrees to allow Tenant to pay all Rent due hereunder by electronic funds transfer ("**EFT**"). Upon Tenant's request, Landlord shall furnish to Tenant all information necessary to allow Tenant to make payments by EFT.

3.2. Gross Sales.

3.2.1. Reporting. Within thirty (30) days after the end of each calendar quarter during the Term, Tenant shall furnish Landlord with a written statement, certified by Tenant to be correct, showing the total Gross Sales (defined below) made from the Premises during said calendar quarter (as well as a year to date summary), which statement shall be detailed in monthly increments for such calendar year (and year to date).

3.2.2. Gross Sales Defined. "**Gross Sales**" is defined as the aggregate amount of the actual sales and rental price of all merchandise sold, including gift and merchandise certificates, or rented from and all charges for services rendered at or from the Premises, and all other receipts related to the business conducted by Tenant, its subtenants, assignees, successors, licensees, concessionaires, and any other parties permitted to use the Premises during the Lease Term, whether for cash, credit or any other method of payment, including, but not limited to: (i) Sales by mail, email, telephone, catalog, facsimile, internet, electronic, video, and computer and mobile device orders from any Website, and orders by means of other technology-based

systems, whether currently existing or developed hereafter, that are placed or filled at or from the Premises; (ii) Receipts from orders received, placed or filled at or from the Premises or filled at other stores or locations to the extent such orders were taken at or from the Premises originally and Tenant, in the normal course of its business operations, credits or attributes such orders to its business at the Premises; (iii) Sales from merchandise, food or beverages prepared, received or filled by Tenant at or sold from the Premises for off-premises consumption or use, including, but not limited to, deliveries, take-out, catering or for sale in any other location of Tenant (or any subtenant, assignee, successor, licensee or concessionaire) and the sale or rental of all equipment and services provided by Tenant in connection with such sale or rental of merchandise, food and beverages, including, but not limited to, waiters, bartenders, cleaning staff, dishes, glassware, linens and silverware; (iv) Revenues and fees collected by Tenant from vending machines, video and amusement games, pay telephones, postal service, and newspaper revenue, whether operated by coin, computer, credit card or otherwise, that are located within the Premises; (v) Revenues and fees collected by Tenant in connection with the use of any automated teller machines within the Premises; (vi) Sums deposited with and forfeited to Tenant; (vi) The fair market value of any trade-ins of used products received by Tenant; (vii) Fees from restocking or returns received from customers for returned products; (viii) Gross proceeds from any lottery, theater, sporting or other event ticket sales; (ix) Proceeds from any layaway, credit or installment sales; (x) Slotting or placement fees, revenues, and rebates or expense reductions received by Tenant with respect to products or sold or displayed within the Premises; (xi) Fees and charges for services in connection with merchandise or services purchased at the Premises, including, without limitation, for product maintenance or repair, provision of electronic service, warranties, and catering; and (xii) Monies or other consideration accepted or received by or on behalf of Tenant not specifically excluded from Gross Sales herein. A "**Website**" is defined as a website on the internet, whether operated by or on account of Tenant either directly or with the assistance of another entity or any other website on the internet, where Tenant's goods or services are offered for sale or lease. Any transaction on an installment basis, including any layaway sale or like transaction, or otherwise involving the extension of credit, shall be treated as a sale for the full price at the time that the goods are delivered to a customer (or the services are performed for a customer), irrespective of the time of payment or when title passes.

Gross Sales shall not include any of the following: (i) credits or refunds to customers for merchandise purchased at the Premises and returned or exchanged, but only to the extent that the original cost of the merchandise was included in the Gross Sales for the Premises; (ii) transfers of merchandise from the Premises to other stores or warehouses of Tenant or its affiliated companies made solely for the convenient operation of Tenant's or any subtenant's, licensee's or concessionaire's business and not to avoid consummating a sale made in or from the Premises; (iii) any sales tax or other tax imposed under any laws, ordinances, orders or regulations, whether now or hereafter in force, upon or based upon the gross receipts of Tenant or the sale or sales price of merchandise and which must be paid by Tenant, whether or not collected by Tenant from its customers; and (iv) returns of merchandise to shippers or manufacturers.

3.3. Security Deposit. Concurrent with Tenant's execution of this Lease, Tenant shall furnish Landlord with the Security Deposit set forth in the Lease Summary. If Tenant defaults in the performance of any provision hereof, Landlord may use, apply or retain any part thereof for the payment of any Rent or other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to

compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. If any portion of the Security Deposit is used or applied, Tenant shall, within five (5) days of receiving notice of said use or application, restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. Provided Tenant is not in default (after receipt of notice and the expiration of the applicable cure period), the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days after the expiration or sooner termination of the Lease Term and after delivery of exclusive possession of the Premises to Landlord in the condition required by this Lease. Upon the annual anniversary of any Lease Year hereunder, Landlord shall have the right to increase said Security Deposit to two hundred percent (200%) of the then current Base Rent. Within five (5) days after receipt of such notice, Tenant shall deposit said increase with Landlord.

3.4. Option Rent. If Tenant delivers an Option Notice in a timely manner (and is otherwise entitled to exercise the applicable option), then effective as of the first day of the first Option Period, the Base Rent shall be increased to the greater of the Fair Market Rent (as defined hereafter) or one hundred three percent (103%) of the Base Rent due for the period immediately preceding the applicable Option Period. The "**Fair Market Rent**" of the Premises shall be determined as follows: At least one hundred twenty (120) days prior to the commencement of the Option Period, Landlord shall notify Tenant in writing of Landlord's determination of the Fair Market Rent. If Tenant objects to Landlord's determination of the Fair Market Rent of the Premises for the Option Period, then Tenant shall notify Landlord in writing of such objection within ten (10) business days after receipt of Landlord's notice of the Fair Market Rent determination. Thereafter, Landlord and Tenant shall confer and if Landlord and Tenant are unable to agree upon the Fair Market Rent for the Premises within another ten (10) business days after Tenant's notice to Landlord, then the Fair Market Rent shall be determined by appraisal as provided below. Until the appraisal procedures are finalized, Tenant shall pay Base Rent at the same rate as for the last year immediately preceding the expiration of the Initial Term or the first Option Period, as the case may be. Within ten (10) business days after the Fair Market Rent is determined by the appraisal procedure set forth below, Tenant shall reimburse Landlord for any underpayment of Base Rent owing for prior months. Within fifteen (15) days after the expiration of the period when Landlord and Tenant are unable to agree upon the Fair Market Rent, the Premises shall be appraised by an MAI appraiser chosen by Landlord ("**First Appraisal**") and the appraisal report shall be forwarded to Landlord and Tenant. If the First Appraisal is unacceptable to Tenant, then Tenant shall so advise Landlord in writing within five (5) business days after receipt of the First Appraisal and Tenant shall engage an MAI appraiser to appraise the Premises ("**Second Appraisal**") whose appraisal report shall be forwarded to Landlord and Tenant within fifteen (15) days after the expiration of such 5-business day period. If the Second Appraisal is unacceptable to Landlord, then Landlord shall advise Tenant within five (5) business days after receipt of the Second Appraisal, and the first and second appraiser shall together

choose a third MAI appraiser to appraise the Premises ("**Third Appraiser**"). If Landlord and Tenant are unable to agree upon the Third Appraiser, then either Landlord or Tenant shall apply to the then President of the local chapter of the Appraisal Institute to select the Third Appraiser. Said Third Appraiser shall be selected within three (3) business days of the request for appointment, shall meet the criteria set forth below and shall not have represented Landlord or Tenant previously. The cost of the First Appraisal shall be borne by Landlord. The cost of the Second Appraisal shall be borne by Tenant. The Third Appraiser shall review the First Appraisal and the Second Appraisal and select either the First Appraisal or the Second Appraisal as the Fair Market Rent of the Premises, but may not make a different determination of the Fair Market Rent. The party whose appraisal of the Fair Market Rent was not selected shall bear the cost of the Third Appraiser. Each appraiser shall have no less than five (5) years of experience appraising retail property in the local commercial area and shall appraise the Premises for its highest and best retail use. On each anniversary of the commencement date of the Option Period, Base Rent shall be increased by three percent (3%) over the Base Rent in effect immediately prior to such anniversary.

4. <u>PRO RATA SHARE OF COMMON AREA EXPENSES, TAXES AND INSURANCE</u>. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, one-twelfth (1/12th) of an amount reasonably estimated by Landlord to be Tenant's Pro Rata Share (as herein defined) of the total annual Common Area Expenses, Real Property Taxes, and the costs of Landlord's Insurance, as defined in Sections 5, 6 and 7, respectively, of this Lease; provided, however, the first month's estimated Common Area Expenses, Real Property Taxes and the costs of Landlord's Insurance shall be payable by Tenant upon execution of this Lease. Tenant's Pro Rata Share shall equal the ratio of the total square feet of the Floor Area of the Premises to the total square feet of the Floor Area of all the buildings constructed in the Shopping Center, excepting any office space for onsite personnel; any outdoor sales and seating areas; any mezzanine, balcony or subterranean or basement space not used for retail sales area; and any space for multi-deck, platform, rack or multi-level system used solely for the storage of merchandise which is located vertically to the ground floor, as of the end of each calendar year. Tenant's Pro Rata Share shall be subject to adjustment by Landlord to reflect Tenant's share of a particular cost that is not applicable to all the tenants within the Shopping Center. Landlord may adjust its estimate of such expenses at the end of any calendar quarter on the basis of Landlord's experience and reasonably anticipated costs. In furtherance of the foregoing, Landlord shall have the right to allocate certain Common Area Expenses, Real Property Taxes and the costs of Landlord's Insurance to the occupants in the Shopping Center to which such Common Area Expenses, Real Property Taxes and/or costs of Landlord's Insurance are allocable, in which event Tenant's share of such costs (the "**Cost Pool**") shall be as follows: (A) in the event Tenant is one of the occupants participating in such Cost Pool, its share of such Common Area Expenses, Real Property Taxes and/or costs of Landlord's Insurance, as applicable, shall be calculated in the manner set forth in Article 4, but the denominator used to determine such share shall exclude those occupants not participating in such Cost Pool; or (B) in the event Tenant is not one of the occupants participating in such Cost Pool, its share of such Common Area Expenses, Real Property Taxes and/or costs of Landlord's Insurance, as applicable, shall be calculated in the manner set forth in Article 4, but the denominator used to determine such share shall exclude those occupants participating in such Cost Pool. Following the end of each calendar year (and after the date of expiration or sooner termination of this Lease), Landlord shall furnish to Tenant a statement showing in reasonable detail the Common Area Expenses,

Real Property Taxes and cost of Landlord's Insurance during such calendar year (or portion thereof prior to the expiration or sooner termination of this Lease). If Tenant's share of such costs exceeds Tenant's payments so made, Tenant shall pay Landlord the deficiency within twenty (20) days after receipt of such statement. If such payments exceed Tenant's share of such costs, Tenant shall be entitled to credit the excess against payments for such costs next thereafter to become due Landlord as set forth above. Tenant's failure to give Landlord written notice of any objection to the statement within ninety (90) days after the statement is sent shall constitute a waiver of any objection or inquiry Tenant may have about the statement or for any examination of Landlord's records. Upon the expiration of the Lease Term or earlier termination of this Lease, if Tenant is not in default hereunder, Landlord shall promptly refund to Tenant the amount of any excess, less any sums owing from Tenant to Landlord.

5. COMMON AREA.

5.1. Common Area. "**Common Area**" is defined as all areas and facilities within the Shopping Center not appropriated to the exclusive occupancy of tenants, including, but not limited to, all vehicle parking spaces or areas, roads, traffic lanes, driveways, sidewalks, pedestrian walkways, landscaped areas, signs, service delivery facilities, common storage areas, common utility facilities and all other areas for non-exclusive use in the Shopping Center which may from time to time exist. Common Areas shall include the roofs and exterior walls (other than storefronts) of buildings in the Shopping Center (provided that the use of such roofs and exterior walls shall be reserved to Landlord and any designee(s) of Landlord expressly authorized to use all or any part thereof), all shared utility systems to the point of entry to any individual leased premises and all utility systems which are exterior to the buildings other than: (a) heating, ventilating and cooling system components or elements which serve individual tenants, and (b) sewer laterals to the point of junction with a common sewer line, which shall be the responsibility of individual tenant whose premises are served by such lateral.

5.2. Common Area Expenses. The term "**Common Area Expenses**" shall include, without limitation, all amounts paid or incurred by Landlord for the maintenance, repair, replacement, operation and management of the Common Area, including the costs of: gardening; landscaping; repaving; resurfacing; restriping; security; all costs incurred by Landlord pursuant to Section 8.4 (whether Landlord reimburses said costs or directly incurs such costs); property management fees (whether such management services are provided by Landlord or a third party contractor and which may include the allocated costs of the property manager's expenses and salaries); repairs, maintenance and replacements of bumpers, directional signs and other markers; painting; lighting and other utilities; cleaning, trash removal from the Common Area; Tenant's trash removal (if contracted by Landlord); depreciation and replacement of equipment; and all costs for insurance covering the Common Area, including, without limitation, commercial general liability and all-risk property damage for the improvements to the Common Area (including earthquake and /or flood insurance, if purchased by Landlord) and the cost of any deductibles or self-insured retentions relating to said insurance. Additionally, Common Area Expenses shall include an administrative fee equal to fifteen percent (15%) of the Common Area Expenses, Real Property Taxes and Landlord's Insurance.

Notwithstanding anything to the contrary contained in this Lease, Tenant's Share of Common Area Expenses shall not include any charge which would duplicate or otherwise result in a

double reimbursement to Landlord for the same expenditure. Notwithstanding anything contained in this Section 5.2 to the contrary, Common Area Expenses shall not include (i) the cost of providing or performing improvements, work or repairs to or within the interior premises of another tenant or occupant of the Shopping Center where such improvements are of a nature which are not Landlord's responsibility to perform pursuant to this Lease, except when Landlord does such improvements, work or repairs both to such other premises and to the Premises; (ii) any interest or principal payments on any loans, including any financing secured by a deed of trust or mortgage on the Shopping Center and rental under any ground or underlying lease or leases of the land on which the Shopping Center is constructed; (iii) any interest and penalties incurred as a result of Landlord's late payment of any bill; (iv) any bad debt loss, rent loss or reserves for bad debt or rent loss; (v) legal and other fees, leasing commissions, advertising expenses, solicitation, negotiation, execution and other costs incurred exclusively in connection with the leasing of the Shopping Center, including without limitation, costs of tenant improvements; (vi) any items for which Landlord is reimbursed by insurance or otherwise compensated, to the extent of the net receipts from such insurance or compensation, including direct reimbursement by any tenant or occupant of the Shopping Center (exclusive of reimbursement pursuant to a provision similar to this Article 5); (vii) any repair or restoration costs following a casualty or condemnation, if and to the extent Landlord is reimbursed by insurance, or if and to the extent covered by the net proceeds of any condemnation award; (viii) any costs associated exclusively with the operation of the business of the entity which constitutes Landlord which are not directly related to the operation of the Shopping Center and which relate to the following: the formation of the entity which constitutes Landlord; the internal accounting and legal matters which relate exclusively to preparation of the tax returns and financial statements of such entity, together with the gathering of data therefor; the cost of defending any lawsuits with any mortgagee; the costs of selling, syndication, financing, mortgaging or hypothecating any of Landlord's interest in the real property and improvements constituting the Shopping Center; and the costs of any dispute between Landlord and any employee to the extent that the other costs attributable to the employment of such employee are not permitted to be included within Common Area Expenses pursuant to this Lease; (ix) any costs attributable to enforcing leases against other tenants in the Shopping Center, such as attorneys' fees, court costs, adverse judgments and similar expenses; (x) the portion of any fee or charge for services paid to a party owned by or under common ownership with Landlord to the extent that the same materially exceeds the competitive cost for such services were they not so rendered by a party affiliated with Landlord; (xi) any depreciation on the buildings of the Shopping Center charged for financial or tax accounting purposes; (xii) any wages, salaries or other compensation paid to executive employees; provided, however, Common Area Expenses may include the salaries and related costs and expenses of the property manager and his or her support staff, including the contributions and premiums for fringe benefits, unemployment insurance, workers' compensation insurance and pension plan contributions, and reasonable expenses for technical training to improve or maintain the proficiency of on-site personnel, and other similar expenses and to the extent any employee, agent or independent contractor of Landlord performs work or services for shopping centers or other properties in addition to the services performed in connection with the Shopping Center, an allocable portion of his or her compensation with respect to work not performed in connection with the Shopping Center; (xiii) any charge relating to Landlord's net income taxes; (xiv) the cost of correcting defects in the original construction of the Building or in the building equipment, or other improvements in

the Shopping Center; (xv) the costs of any capital improvements, except as amortized over the useful life of the capital improvement in question as determined by GAAP, consistently applied, so that the Common Area Expenses for each calendar year includes only the annual amortization for that calendar year; (xvi) any costs arising from the presence of any Hazardous Materials (as defined in Section 17.2) which existed within, upon or beneath the Premises or Shopping Center prior to the Rent Commencement Date; (xvii) the costs of special services rendered to tenants (including Tenant) for which a special charge is made to such tenants (i.e. such charges are collected in a manner other than Common Area Expenses); and (xviii) any costs borne directly by Tenant under this Lease.

5.3. Control of the Common Area. Subject to the Shopping Center CC&Rs, Landlord shall have the exclusive control of the Common Area and may exclude any person from use thereof except bona fide customers and service suppliers of Tenant. Subject to the Shopping Center CC&Rs, Landlord's rights include, without limitation, the right to (a) utilize from time to time any portion of the Common Area for promotional, entertainment and related matters; (b) place permanent or temporary kiosks, displays, carts and stands in the Common Area and to lease same to tenants; and (c) temporarily close any portion of the Common Area for repairs, improvements or alterations, to discourage non-customer use, to prevent dedication or an easement by prescription or for any other reason deemed sufficient in Landlord's reasonable judgment. Tenant acknowledges that Landlord, subject to the Shopping Center CC&Rs, may change the shape, size, location, number and extent of the improvements to any portion of the Shopping Center without Tenant's consent. Notwithstanding any provision to the contrary in this Lease, Landlord shall not exercise its control in a manner that materially and adversely affects the accessibility to or visibility of the Premises. Tenant and its employees and invitees shall observe faithfully and comply with the rules and regulations, as amended, for the Shopping Center attached hereto as **Exhibit H** and any amendments thereto or other reasonable rules and regulations governing the Shopping Center, which shall be applied in a non-discriminatory manner. Notwithstanding the foregoing, Landlord shall provide Tenant with written notice prior to implementing any changes to the rules and regulations.

5.4. Landlord's Obligations Related to Shopping Center. Tenant acknowledges that Landlord may not own other portions of the Shopping Center. Therefore, notwithstanding any contrary provision of this Lease, to the extent that Landlord is not the party obligated to perform or comply with a specific obligation under the Shopping Center CC&Rs or the Governing Documents, the underlying title documents or any other recorded instrument affecting the Shopping Center, Landlord shall be deemed to have performed and/or complied with the Lease obligation at issue for so long as Landlord uses commercially reasonable and diligent efforts to cause the responsible party to perform or comply with said obligation.

6. TAXES. The term "**Real Property Taxes**" shall include, without limitation, any general or special assessment, tax, commercial rental tax, in lieu tax, levy, charge, or similar imposition imposed by any authority, including any government or any school, agricultural, lighting, drainage or other improvement or special assessment district, or any agency or public body, as against any legal or equitable interest of Landlord in the Premises and/or the Shopping Center or arising out of Tenant's occupancy of the Premises or which are attributable to the Premises, together with the reasonable costs of professional consultants and/or counsel to analyze tax bills and prosecute any protests, refunds and appeals for the period covered during the Lease Term.

Tenant's liability with respect to such taxes and assessments shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included in the Lease Term at its commencement or expiration (or sooner termination).

7. INSURANCE; INDEMNITY; SUBROGATION.

7.1. General. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A-/IX or better in the most recent edition of "Best's Insurance Guide" and authorized to do business in the state in which the Premises are located and Tenant's liability insurance under Sections 7.2 and 7.3 below shall name Landlord and any other parties designated by Landlord as additional insureds utilizing ISO Endorsement Form CO 2011 11/85 or equivalent, and Tenant's special form insurance under Section 7.3 shall name Landlord as a loss payee thereunder, as Landlord's interest may appear. Any deductible amounts under any insurance policies required hereunder shall be subject to Landlord's prior written approval. Tenant shall deliver to Landlord certified copies of its insurance policies or an original certificate evidencing that such coverage is in effect on or before the Delivery Date and thereafter at least thirty (30) days before the expiration dates of expiring policies. Coverage shall not be canceled or materially changed without Landlord's prior written approval. Tenant's liability insurance policy(ies) shall contain an endorsement stating that Tenant's coverage shall be primary insurance with respect to Landlord and its property administrator, and the officers, directors and employees of Landlord and its property administrator, and any insurance or self-insurance maintained by Landlord and/or its property administrator shall be in excess of, and not contributing with, Tenant's insurance. Coverage shall apply separately to each insured against whom a claim is made or suit is brought, except with respect to any aggregate limit applicable to the insuring party's policy(ies).

7.2. Tenant's Liability Insurance. At all times during the Lease Term, Tenant shall keep in force a policy of commercial general liability insurance insuring against any liability arising out of the use, occupancy, or maintenance of the Premises by Tenant or any of the Tenant Parties (as defined hereinafter defined) and the acts, omissions and negligence of Tenant or any of the Tenant Parties in and about the Premises and the Shopping Center. As of the Delivery Date, such insurance shall provide coverage for and shall be in the amount of not less than Two Million Dollars ($2,000,000.00) per occurrence/Four Million Dollars ($4,000,000.00) aggregate for bodily injury and property damage. Landlord shall have the right to increase the amount of insurance required hereunder to reflect changing market conditions or industry standards. Tenant's coverage shall be primary insurance as respects Landlord, its property administrator, its officers, its agents and its employees, as well as the officers, agents and employees of Landlord's property administrator. Any insurance or self-insurance maintained by Landlord shall be excess of Tenant's insurance and shall not contribute with it. Coverage shall apply separately to each insured against whom a claim is made or suit is brought, except with respect to the limits of the insurer's liability. Tenant's coverage must be on an occurrence basis and may not be on a claims made basis.

7.3. Tenant's Other Insurance. Tenant shall maintain special form property coverage, with sprinkler leakage, vandalism and malicious mischief endorsements on all of Tenant's fixtures, including tenant improvements and betterments, equipment and Personal Property (as hereinafter defined) on the Premises in an amount not less than one hundred percent (100%) of

their full guaranteed replacement value, the proceeds of which shall, so long as the Lease is in effect, be used for the repair or replacement of the property so insured. Such insurance shall include loss of income, business interruption and extra expense insurance. Tenant shall maintain Worker's Compensation insurance in accordance with the laws of the state in which the Premises are located and employer's liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) each accident. Tenant shall maintain business interruption insurance in an amount equal to all Rent payable under this Lease for a period of twelve (12) months (at the then current Rent charged). Tenant shall maintain plate glass insurance, sufficient to pay for the replacement of and any or all damages to exterior plate glass and storefront supports in the Premises. In the event Tenant sells or serves alcoholic beverages from the Premises, Tenant shall maintain a customary policy of liquor liability insurance with limits no less than those required above with respect to Tenant's commercial general liability insurance under Section 7.2.

7.4. Landlord's Insurance. Landlord shall keep and maintain in full force and effect, a policy of first-party property damage insurance, including special form coverage, in the amount of the full replacement value of the Premises and the building that contains the Premises ("**Building**") as such values may exist from time to time (subject to such deductible or self-insured amounts designated by Landlord), excluding foundations, footings and excavations. The term "**Landlord's Insurance**" shall include the costs and premiums related to all insurance maintained by Landlord, including loss of rental insurance, earthquake and flood insurance, if purchased by Landlord, and shall include any deductibles and self-insured retentions actually incurred by Landlord. Tenant shall not do or permit to be done any act which shall invalidated or be in conflict with Landlord's Insurance or increase the premium applicable to Landlord's Insurance. If Tenant's use of the Premises increases the premium for any Landlord's Insurance, then Tenant shall pay to Landlord, in monthly installments as Additional Rent, the full amount of such increase in premium.

7.5. Waiver of Subrogation. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income and benefits (even though such loss or damage might have been occasioned by the negligence of such party, its agents, employees or contractors) if such loss or damage is or should be covered by insurance benefiting the party suffering such loss or damage or is required to be covered by insurance pursuant to this Lease. Landlord and Tenant agree that deductibles under Tenant's insurance policies and other amounts that are self-insured by Landlord or Tenant shall be deemed covered by insurance and all claims for recovery thereof are waived. Landlord and Tenant shall require their respective insurance companies issuing the policy(ies) addressed in Section 7 to include a standard waiver of subrogation provision in their respective policies.

7.6. Indemnification and Waiver By Tenant. To the fullest extent permitted by law, subject to the waiver of subrogation set forth in Section 7.5, except to the extent any damage to property or injury is caused by the gross negligence or willful misconduct of Landlord, Tenant agrees (and Tenant shall cause its contractors and subcontractors to agree) that neither Landlord nor Landlord's employees, agents, representatives and contractors shall be liable for any injury to or death of persons or damage to property of Tenant (or its contractors and subcontractors) or any other person from the date of this Lease. Tenant shall defend, indemnify and hold Landlord and Landlord's agents, officers, directors, employees, contractors, property manager and lenders

harmless against and from any and all claims, liabilities, losses, damages, suits, costs and expenses of any kind or nature including without limitation reasonable attorneys' fees ("Claims") arising from or relating to (a) the use of the Premises or the Common Areas by Tenant or any of the Tenant Parties, or (b) any acts, omissions, negligence, or default of Tenant or any of the Tenant Parties, except to the extent any such Claim is caused by the gross negligence or willful misconduct of Landlord. The terms of the indemnification by Tenant set forth in this Section shall survive the expiration or earlier termination of this Lease.

8. USE.

8.1. Use Defined. The Premises shall be used for the purposes set forth in the Lease Summary only and for no other purpose or use. Tenant shall operate its business at the Premises in a first class manner, as found in a first class shopping facility, under the trade name set forth in the Lease Summary and shall not change its trade name without Landlord's prior written consent which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, subject to Landlord's prior written consent, in the event Tenant changes the trade name of a majority of its stores in California, Tenant shall change the trade name of its store located at the Premises to such trade name. Tenant shall not conduct any sidewalk sale, auction, distress sale, or going-out-of-business sale on the Premises, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall use the Premises in such a way as not to annoy other tenants of the Shopping Center or create a nuisance or cause the cancellation of any insurance policy covering the Premises. Tenant further covenants and agrees that during the Lease Term, the Premises and every part thereof shall be kept by Tenant in a clean condition, free of any objectionable noises and odors. If Tenant operates a restaurant, nail salon or other operation that emits odors or sounds that potentially could disturb other tenants of the Shopping Center, Tenant shall, as part of Tenant's Work, install sound and odor absorbent wall insulation and proper ventilation, and operate Tenant's business in a manner that will not permit the passage of sound and/or odors through the wall(s) to the adjacent space(s). Tenant shall keep the Premises, front and rear walkways adjacent to the Premises and any service delivery facilities allocated for the use of Tenant, clean and free from rubbish and dirt at all times and shall store all trash and garbage within the Premises or in designated refuse areas.

8.2. Continuous and Full Operation. Tenant shall open for business in the Premises within two hundred ten (210) days after the Delivery Date and thereafter, subject to Permitted Closures, Tenant shall operate continuously and uninterruptedly during the Lease Term for the Permitted Use from the entirety of the Premises. If Tenant, after initially opening for business, fails to operate its business from the entirety of the Premises for the Permitted Use, continuously and uninterruptedly, fully stocked and staffed, subject to Permitted Closures, for a period of ten (10) or more consecutive days, then in addition to Landlord's rights and remedies under this Lease including, without limitation, Section 8.3, Landlord shall have the right to terminate this Lease upon written notice to Tenant (which notice shall be in lieu of, not in addition to, notice pursuant to Section 13.1). If Landlord terminates this Lease pursuant to this Section 8.2, then Landlord shall have all rights and remedies set forth in Section 13.2 and Tenant shall have no right to cure such default pursuant to Section 13.1 or otherwise.

8.3. Minimum Business Hours. Tenant shall operate from the Premises during the required Minimum Business Hours set forth in the Lease Summary; provided, however Tenant shall not be required to operate on Thanksgiving Day, Christmas Day, New Year's Day and Easter Day. Moreover, subject to Applicable Laws, Tenant may open earlier or operate later than the Minimum Business Hours, provided that Tenant pays its proportionate share of all extra costs and expenses incurred by Landlord in connection with such after-hours operations (together with other tenants that are also open earlier or later than the standard operating hours for the Shopping Center). Tenant shall have its window displays, exterior signs and exterior advertising displays adequately illuminated continuously during those hours and days that the Premises are required to be open for business to the public. If Tenant fails to operate during the Minimum Business Hours more than one (1) time in any Lease Year, except as may result from cessation of business operations due to a Permitted Closure, then Tenant agrees to pay to Landlord an additional charge equal to one half day's Base Rent for each such day that the Premises are not operated during the required hours.

8.4. Conditions of Record. Landlord's title is subject to: (a) the effect of any covenants, conditions, restrictions, easements, development agreements, mortgages or deeds of trust, ground leases, rights of way and any other matters or documents of record now or hereafter recorded against Landlord's title, including without limitation, that certain Master Declaration of Covenants, Conditions and Restrictions of Menifee Town Center recorded on September 24, 2015 as Instrument No. 2015-0423856 in the Official Records of the County of Riverside, California (the "**Official Records**"), as amended by that certain Supplementary Declaration of Menifee Town Center recorded on September 25, 2015 as Instrument No. 2015-0426079 in the Official Records, that certain Parcel 3 Supplementary Declaration of Menifee Town Center recorded on September 14, 2016 as Instrument No. 2016-0397300 in the Official Records, that certain First Amendment to Master Declaration of Covenants, Conditions and Restrictions of Menifee Town Center recorded on November 16, 2017 as Instrument No. 2017-0481527 in the Official Records, and that certain Supplementary Declaration of Menifee Town Center Northwest Commercial Center recorded on July 12, 2019 as Instrument No. 2019-0256150 in the Official Records (collectively, and as any of such documents may be amended subsequently,the "**Master Declaration**"); that certain Declaration of Development Covenants, Conditions and Restrictions of Menifee Town Center Planning Area 1 recorded August 5, 2019 as Doc. #2019-0293314 in the Official Records (the "**Planning Area 1 Declaration**"); that certain Declaration of Covenants, Conditions and Restrictions of Menifee Town Center Parcels 1 and 2 (Shopping Center) whether or not recorded as of the Effective Date (the "**Shopping Center CC&Rs)** (collectively, the Master Declaration, the Planning Area 1 Declaration, and the Shopping Center CC&Rs shall be referred to collectively as the "**Governing Documents**"); (b) the effects of any zoning laws of the city, county and state where the Shopping Center is situated; and (c) general and special taxes and assessments not delinquent. Tenant agrees that this Lease is subject and subordinate to the Governing Documents and any amendments or modifications thereto (including the Shopping Center CC&Rs, whether or not the Shopping Center CC&Rs are recorded as of the Effective Date), that Tenant will conform to and will not violate said matters of record, including the Governing Documents, and that Tenant's failure to comply with the terms of the Governing Documents, pursuant to Section 6.7 of the Master Declaration, shall be a default under this Lease.

8.5. Shopping Center CC&Rs. In accordance with the terms of the Shopping Center CC&Rs, Tenant's employees shall park in one of the Employee Parking Areas designated on the Site Plan to the Shopping Center CC&Rs at all times, Tenant shall limit any construction staging for Tenant's Work and/or any Alterations to the interior of the Premises to the extent possible and shall not permit any such staging to occur within any portion of the Common Area other than the Staging Area for the Building designated on the Site Plan to the Shopping Center CC&Rs, and any construction vehicles and trucks accessing the Premises for construction purposes shall use the access road designated as the "Construction Vehicle Access Road" on the Site Plan to the Shopping Center CC&Rs.

8.6. Reserved.

8.7. Direct Competitor Restriction. From and after the Effective Date, Landlord shall not lease any space in the Direct Competitor Restricted Area, other than the Premises, to a Direct Competitor (as defined in the Lease Summary), subject to the following terms and the satisfaction of each and all of the following condition (the "**Direct Competitor Restriction**"):

(a) Tenant's Trade Name continues to be as specified in the Lease Summary.

(b) The Direct Competitor Restriction is not applicable to (i) any premises located within the Direct Competitor Restricted Area that is subject to a lease entered into before the Effective Date, even if such occupants complete construction and/or open for business after the Effective Date ("**Direct Competitor Restricted Area Existing Tenant(s)**"), (ii) any new leases or extensions of existing leases entered into with Direct Competitor Restricted Area Existing Tenants (including, without limitation, their assignees and sublessees), (iii) any portion of the Shopping Center except the Direct Competitor Restricted Area, or (iv) any other restaurant located within the Direct Competitor Restricted Area that serves ramen dishes on an incidental basis as part of the standard operation of such other restaurant.

(c) The Direct Competitor Restriction shall terminate automatically if Tenant fails to continuously operate its business in the entire Premises in accordance with this Lease, excepting "**Permitted Closures**", which as used in this Lease shall mean closures for reasonable periods of time for remodeling as permitted under this Lease (not to exceed sixty (60) days in any twelve (12) month period), closures due to rebuilding and repair after casualty and closures due to Force Majeure (as defined in Section 33.5 below) which prevents Tenant from operating its business in the Premises.

(d) The Direct Competitor Restriction shall terminate automatically without notice to Tenant and be of no further force or effect effective as of the date which is the earliest of: (i) a Transfer (as defined in Section 12.1 below) which requires Landlord's prior written consent; (ii) a change in the Permitted Use set forth in the Lease Summary; (iii) the effective date of any default by Tenant under the Lease; or (iv) the expiration or earlier termination of the Lease. The Direct Competitor Restriction shall cease to apply to any products that Tenant discontinues selling or services Tenant discontinues providing.

Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to maintain or enforce the terms of this Section 8.7 or any similar provisions of the

Lease to the extent same would be in violation of any anti-trust law. If such anti-trust violation is the basis of a claim or counterclaim against Landlord in connection with Landlord's attempted enforcement of this exclusive, then Landlord shall promptly consult with Tenant regarding Tenant's desire to further pursue enforcement of this exclusive. In addition, Tenant shall defend, indemnify and save Landlord and its employees, agents and assigns harmless from and against any and all losses, damages, actions, causes of action, claims, liabilities, demands, costs and expenses including, without limitation, attorneys' fees, arising out of the Direct Competitor Restriction set forth herein or arising out of the enforcement of the Direct Competitor Restriction. Landlord shall have the right to provide a copy of this Section 8.7 to any tenant or prospective tenant of the Shopping Center.

9. MAINTENANCE, REPAIRS, ALTERATIONS.

9.1. Tenant's Obligations.

9.1.1. Premises. Subject to Landlord's obligations as expressly set forth in this Lease, Tenant, at its sole cost and expense, shall make all repairs and/or replacements to the Premises and shall keep at all times the Premises in good order and repair, including without limitation the storefront, all doors, signage, plate glass, all plumbing, heating, ventilating and air conditioning ("**HVAC**") unit(s), fire sprinkler system, electrical and lighting facilities and equipment within the Premises or exclusively serving the Premises. As part of its maintenance obligations hereunder, Tenant shall keep the Premises free of mold, and any conditions that could reasonably be expected to give rise to mold on the Premises, including without limitation, observed or suspected instances of water leakage or mold growth ("**Mold Conditions**"). Tenant shall promptly repair and safely remove any Mold Conditions occurring within the Premises, and Tenant shall, at Landlord's request, provide Landlord with copies of all maintenance schedules, reports and notices prepared by, for or on behalf of Tenant concerning Mold Conditions. Subject to Section 7.5, Tenant shall also be responsible for the repair of any and all damage to the Premises and/or Shopping Center caused by any act of Tenant or its employees, agents or contractors and for any repairs necessitated by alterations, additions or improvements made by or on behalf of Tenant. If Tenant fails to perform any of its obligations, Landlord may, at its option, after five (5) days written notice to Tenant, enter the Premises and put the same in good order and repair and the cost of Landlord's work, together with an administrative fee of fifteen percent (15%) of such costs, shall become due and payable as Additional Rent by Tenant to Landlord. Tenant shall enter into a service contract (the "**Service Contract**") within thirty (30) days after the Delivery Date with a maintenance contractor approved by Landlord, providing for servicing of HVAC systems and equipment within the Premises, at intervals not less frequent than once each calendar quarter. The Service Contract shall include all scheduled maintenance as recommended by the equipment manufacturer, as set forth in the operation/maintenance manual. Notwithstanding the foregoing, Landlord may (but shall not be obligated to) elect to maintain the HVAC equipment serving the Premises, in which event, Tenant shall pay to Landlord all costs and expenses for the repair, maintenance and replacement of all HVAC equipment for the Premises as part of the Common Area Expenses as estimated by Landlord, subject to reconciliation on an annual basis based on the actual amount of costs.

9.1.2. Grease Interceptor. In addition to Tenant's obligations set forth above, Tenant, at Tenant's sole cost and expense, shall install the required grease interceptor equipment

for the Premises (the "**Grease Interceptor Equipment**") as part of Tenant's Work (it being acknowledged by Tenant that the City restricts Tenant from sharing the Grease Interceptor Equipment required for any other premises). After such installation, Tenant shall service, clean, maintain, repair and replace (as and when necessary) the Grease Interceptor Equipment and keep the same in good order, condition and repair. At the option of Landlord, (a) Tenant shall contract with a service company approved by Landlord for the regular (but not less frequently than quarterly) cleaning, maintenance, repair and/or replacement (when necessary) of the Grease Interceptor Equipment and shall provide Landlord with a copy of any service contract within ten (10) days following request therefor, or (b) Landlord may contract with a service company of its own choosing (or provide such service itself) for the cleaning, maintenance, repair and/or replacement of the Grease Interceptor Equipment and bill Tenant periodically for the cost of same or based upon estimates in a manner similar to the way in which Common Area Expenses are estimated and billed. Landlord shall be entitled to obtain an administration fee of fifteen percent (15%) on all Grease Interceptor Equipment expenses billed to Tenant.

9.1.3. Cooking Exhaust System. If required by code, Tenant shall install and maintain in good working order (and replace as necessary) throughout the Lease Term, all at Tenant's sole cost and expense, a fire extinguishing system and grease filters within the hood and duct of the cooking facility which satisfies the requirements now and hereafter established by municipal codes and Landlord's property insurer and to provide Landlord with a certificate evidencing that this system has been installed. Tenant acknowledges that grease can damage the roof. Therefore, Tenant agrees to regularly clean and maintain the cooking exhaust system and ductwork (consistent with industry standards and manufacturers recommendations) in order to avoid offensive odors and to prevent damage to the roof. Additionally, Tenant shall install (and maintain and replace as necessary) any additional equipment necessary to protect Landlord's roof system from grease (e.g., a sand pan).

9.1.4. Odor; Ventilation System. Tenant acknowledges that this Lease prevents the use of the Premises in a manner that shall be offensive, and that unless properly conducted, the operation of a restaurant can cause odors in and about the Premises. Tenant agrees that it shall install and maintain in good working order (and replace as necessary) throughout the Lease Term, all at Tenant's sole cost and expense, such ventilation and other equipment as may be required by municipal codes, building, health, and/or safety codes and as may be necessary to relieve the Premises and the adjoining and surrounding premises of any odors caused by Tenant's business operation, which may include special vents to create negative pressure; failure to do same shall constitute a default under this Lease. Tenant shall defend, indemnify and hold Landlord harmless of and from any loss, liability, claim, action, cause of action, demand, cost or expense arising out of odor or other conditions in the Premises. Tenant agrees to exercise special care in its handling of garbage, waste, and refuse and will remove such materials from the Shopping Center as frequently as is necessary in order to eliminate all odors.

9.1.5. Pest Control. Tenant acknowledges that this Lease requires Tenant to keep the Premises free of rodents, vermin, insects and other pests and that, unless properly conducted, the presence of food can attract such pests. Tenant agrees that it will properly store its products, regularly clean and exterminate the Premises, and take all measures necessary to prevent rodents, vermin, insects and other pests from entering the Premises or the Shopping Center. Tenant further agrees that, in the event any such pests are discovered in or about the

Premises, Tenant will immediately take all necessary and appropriate measures to relieve the Shopping Center of such pests. Tenant agrees to exercise special care in its handling of garbage, waste, and refuse and will remove such materials from the Shopping Center as frequently as is necessary in order to prevent pests from entering the Premises or the Shopping Center.

9.2. Landlord's Obligations. Subject to the foregoing, Landlord shall keep and maintain in good condition and repair (or replace, if necessary) the Building, including but not limited to, the roof, exterior walls, structural parts and structural floor of the Premises and the Building, fire protection services (not exclusively serving the Premises), and pipes and conduits outside the Premises for the furnishing to the Premises of various utilities (except to the extent that the same are the obligation of the appropriate public utility company), as well as all other maintenance obligations for an owner of a building set forth in the Shopping Center CC&Rs and Governing Documents. Said maintenance, repair and replacements shall include, without limitation, steam cleaning the exterior surface of the Building and the sidewalk immediately adjacent to the Building, graffiti removal, and painting the exterior of the Building, as necessary. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable to Tenant for failure to make repairs as herein specifically required of Landlord, unless Tenant has previously notified Landlord in writing of the need for such repairs and Landlord has failed to commence and complete said repairs within the time periods set forth in Section 13.3 of this Lease. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord pursuant to this Section, together with a management and administrative fee of fifteen percent (15%) of the amount thereof, which amounts Tenant shall pay as part of the Common Area Expenses. All such costs may be collected through Cost Pools. Tenant, specifically waives the provisions of California Civil Code Section 1942, if applicable.

Subject to Tenant's maintenance and use of the HVAC system in accordance with the terms of this Lease and Tenant not altering the working order and/or or condition of the HVAC system during the performance of Tenant's Work, Landlord warrants that the HVAC system shall be in good operating condition for three hundred sixty-five (365) days after the Delivery Date. Subject to the foregoing, if the HVAC system is not in good working order during such 365-day period and if Tenant fulfilled its maintenance obligations under this Lease, then Landlord shall perform all required maintenance and/or repair work required to place the HVAC system in such condition at no cost to Tenant.

9.3. Surrender. Upon the expiration of the Term or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good and broom clean condition, with all of Tenant's trade fixtures, signs and personal property removed, excepting ordinary wear and tear and damage which is caused by fire or other casualty which Landlord is obligated to repair. Tenant shall also remove any Tenant-installed improvements that Landlord may require to be removed.

9.4. Alterations. As used in this Lease, "**Alteration(s)**" shall mean any alteration(s), addition and/or improvement made to the Premises by Tenant or any of the Tenant Parties. Tenant shall not make any structural or exterior Alteration to the Premises. Tenant shall not make any non-structural Alteration to the Premises costing in excess of Five Thousand Dollars ($5,000.00) in the aggregate without Landlord's prior written consent, which consent may not be

unreasonably withheld. In addition, Tenant shall not make any Alteration which affects the storefront of the Premises, the electrical, HVAC or other utility or mechanical systems serving the Premises, or the exterior walls or roof of the Premises (including roof penetrations), nor shall Tenant erect any mezzanine or increase the size of same, if one shall be initially constructed, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole reasonable and absolute discretion, which shall not be unreasonably withheld, conditioned or delayed. Alterations made by Tenant or any of the Tenant Parties (whether or not requiring Landlord's prior written consent), shall be performed in a good and workmanlike, lien-free manner, in compliance with Applicable Laws (as defined in Section 17.1 below), including, without limitation, with applicable permits and approvals required therefor having been obtained by Tenant and copies thereof given to Landlord, in compliance with plans and specifications therefor which have been approved in advance by Landlord (if Landlord's consent was required for the applicable work), and in a manner so as to avoid interference with the operation of business by other occupants of the Shopping Center. Within thirty (30) days following completion of any Alterations requiring the consent of Landlord, Tenant shall deliver a set of "as built" plans and specifications reflecting the Premises as improved by such Alterations. If Tenant shall make any Alterations requiring the consent of Landlord, Tenant shall carry "Special Form – Causes of Loss" or "Builder's All Risk" insurance in an amount reasonably determined by Landlord covering the construction of such Alterations and such other insurance as Landlord may reasonably require.

All Alterations to be made to the Premises requiring Landlord's consent shall be under the supervision of a competent architect or competent licensed structural engineer satisfactory to Landlord and shall be made in accordance with plans and specifications with respect thereto, approved in writing by Landlord before the commencement of work. Failure of Landlord to approve or disapprove any such plans and specifications within fifteen (15) days of submission shall be deemed its disapproval of same. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Premises is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Such Alterations shall be considered as improvements and shall become an integral part of the Premises upon installation thereof and shall not be removed by Tenant. All improvements to the Premises by Tenant including, but not limited to, light fixtures, floor coverings and partitions, and other items comprising Tenant's Work pursuant to Exhibit "C", but excluding trade fixtures and signs, shall be deemed to be the property of Landlord upon installation thereof. All materials used in any Alterations to the Premises shall be new or like new quality and condition. Any such Alterations shall be performed and done strictly in accordance with the laws and ordinances relating thereto. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct the access to the premises of any other occupant to the Shopping Center. Tenant shall furnish Landlord with a copy of all applicable construction permits and plans so that Landlord may hold in its file a complete and accurate set of permits and plans for all Alterations to the Premises and for all of Tenant's Work on the Premises.

9.5. Personal Property. Personal property, fixtures and equipment used in the conduct of Tenant's business and placed by Tenant on or in the Premises (collectively "**Personal**

Property") shall be new and consist of first quality materials, consistent with comparable stores with similar tenants typically found in other first-class shopping centers. Provided Tenant is not in default under the Lease, no such Personal Property shall become a part of the realty and may be removed by Tenant at any time. Any Personal Property belonging to Tenant shall be deemed abandoned if not removed within five (5) business days after the expiration or sooner termination of the Lease Term and may, if so elected by Landlord, become the property of Landlord; provided, however, Landlord may in all circumstances require Tenant to remove all Personal Property from the Premises. If Tenant fails to remove Tenant's Personal Property from the Premises, Landlord may retain or remove the same from the Premises and dispose of all or any portion of such Personal Property, in which latter event, Tenant, upon demand, shall pay to Landlord the actual expense of such removal and disposition together with the cost of repair of any and all damage to the Premises resulting from or caused by such removal. Tenant hereby waives any and all rights it may have under California Civil Code Sections 1980 through 1993.09 and any successor statutes. Upon the Delivery Date and for the balance of the Lease Term, Tenant shall pay, prior to delinquency, any taxes and assessments that may be assessed or levied on or against any of Tenant's Personal Property.

10. UTILITIES. Tenant shall pay for all water, sewer, gas, electricity, trash and other utilities used by Tenant during the Lease Term, all of which shall be measured through meters or sub meters to be maintained by Tenant; provided, however, if any such services are not or cannot be separately metered or sub metered to Tenant, Tenant shall pay its proportionate share (as equitably determined by Landlord) of all charges for utilities jointly metered with other premises. Tenant hereby authorizes each utility company providing utility service to the Premises to provide/release utility consumption or similar data to Landlord for the purpose of assisting Landlord in Landlord's compliance obligations with legal disclosure requirements concerning utility consumption, including, without limitation, Section 25402.10 of the Public Resources Code of California. Landlord shall have the right at any time and from time to time during the Term to either continue to contract with the existing provider of any utility or trash service for the Premises or to contract with an alternate third party, as designated by Landlord, to provide such services. Tenant shall be responsible for the payment of all sewer and/or other utility connections, impact and/or hook-up fees for sewer and other utilities services supplied to the Premises and any other charges imposed in connection with the commencement of said services. If Landlord elects to furnish any utility services to the Premises, Tenant shall purchase its requirements thereof from Landlord so long as the rates charged by Landlord are competitive with those offered directly by the local public utility. In the event that any utilities or services are furnished by Landlord, whether sub-metered or otherwise, then and in that event Tenant shall pay Landlord for such utilities or services, including a reasonable administrative charge for Landlord's supervision of such utilities or services in a manner similar to the way in which Common Area Expenses are estimated and billed or, alternatively, if determined by Landlord in its reasonable discretion, Tenant shall pay a third party designated by Landlord for such utilities or services. Regardless of the entity which supplies any of the utility services, Landlord shall not be liable in damages for any failure or interruption of any utility or service. No failure or interruption of any utility or service shall entitle Tenant to terminate this Lease or discontinue making payments of Base Rent or Additional Rent.

11. MECHANIC'S LIENS. Tenant shall keep the Premises and the Shopping Center free and clear of all mechanic's liens, stop notices, demands and claims arising from work done by or for

Tenant or for persons claiming under Tenant, and Tenant shall defend, indemnify and hold Landlord harmless from and against any Claims arising from or relating to the same. If Tenant fails to remove or satisfy any mechanic's lien, stop notice or claim in connection with work performed by or on behalf of Tenant within five (5) days after written notice by Landlord, Landlord shall have the right (but not the obligation), in addition to any other rights or remedies of Landlord, to use whatever means in its discretion it may deem appropriate to cause said claim, stop notice, or lien to be rescinded, discharged, compromised, dismissed or removed, including, without limitation, posting a bond. Any such sums paid by Landlord, including attorneys' fees and bond premiums, shall be immediately due and payable to Landlord by Tenant. Tenant shall immediately give Landlord notice of any claim, demand, stop notice or lien made or filed against the Premises or the Shopping Center and/or any action affecting title to the Premises or Shopping Center.

12. ASSIGNMENT AND SUBLETTING.

12.1. Landlord's Right of Consent. Tenant shall not transfer, assign, sublet, enter into any franchise, license or concession agreements, change ownership or voting control, mortgage, encumber, pledge or hypothecate all or any part of this Lease, Tenant's interest in the Premises or Tenant's business (collectively "**Transfer**") without first obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed except that Landlord's consent to a proposed mortgage, encumbrance, pledge or hypothecation of this Lease or Tenant's interest in the Premises may be granted or withheld in Landlord's sole and absolute discretion. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to a Transfer, Landlord and Tenant agree that it would be reasonable for Landlord to withhold its consent in the following instances: (a) the proposed transferee is a governmental agency; (b) in Landlord's reasonable judgment, the use of the Premises by the proposed transferee would (i) entail any alterations which would lessen the value of the leasehold improvements in the Premises, (ii) require increased services by Landlord, (iii) result in increased risk of liability to Landlord from the operation of the proposed transferee's business, (iv) violate any applicable laws or any negative covenant as to use contained in any other lease of space in the Shopping Center, or (v) be incompatible with the then tenant mix in the Shopping Center; (c) in Landlord's reasonable judgment, the financial worth of the proposed transferee is insufficient to cover the monetary obligations of the Lease; (d) in Landlord's reasonable judgment, the proposed transferee does not have a good reputation as a tenant of property; (e) Landlord has experienced previous defaults by or is in litigation with the proposed transferee; (f) the proposed transferee is a tenant in the Shopping Center or is a person or entity with whom Landlord is negotiating for other space in the Shopping Center; (g) Tenant is in default of any obligation of Tenant under this Lease (after receipt of notice and the expiration of the applicable cure period); or (h) in the case of a sublease of less than the entire Premises, the Sublease would result in the division of the Premises into more than two separately demised subleased premises. Should Tenant desire to make a Transfer hereunder, Tenant shall give Landlord thirty (30) days prior written notice thereof ("**Tenant's Notice of Intent to Transfer** "), which (i) shall state that Tenant intends to Transfer the Lease as of a specific date (the "**Transfer Date**"); (ii) shall identify the proposed transferee; (iii) shall set forth all material terms and conditions of the proposed Transfer; and (iv) shall be accompanied by certified financial statements of the proposed transferee for the three (3) fiscal years immediately preceding such proposed Transfer or such other documentation or information relating to the financial strength and credit

worthiness of the proposed transferee as may be reasonably acceptable to the Landlord. Tenant shall pay a fee to Landlord of One Thousand Five Hundred Dollars ($1,500.00) for the administrative costs of processing any proposed Transfer, plus any attorneys' fees incurred by Landlord, whether or not the proposed Transfer is consummated, said fee to be increased proportionately to, and at the same time as, increases in Base Rent hereunder. If Tenant shall enter into a Transfer hereunder (other than a Permitted Transfer, as defined below), Tenant shall pay to Landlord fifty percent (50%) of any transfer premium (as hereinafter defined). For the avoidance of doubt, no transfer premium shall be payable by Tenant to Landlord regarding a Permitted Transfer. If the Transfer is a subletting, license or concession of any portion of the Premises, "**transfer premium**" shall mean all Rent, Additional Rent or other consideration payable by such subtenant, licensee or concessionaire to Tenant or on behalf of Tenant in connection with the subletting, license or concession in excess of the Rent, Additional Rent and other sums payable by Tenant under this Lease during the term of the sublease, license or concession on a per square foot basis if less than all of the Premises are subleased, licensed or subject to a concession agreement, less the reasonable costs actually incurred by Tenant to secure the sublease, license or concession. In the event of any Transfer other than a subletting, license or concession, "**transfer premium**" shall mean any consideration paid by the transferee to Tenant in connection with such Transfer which Landlord reasonably determines is allocable to the leasehold value of this Lease, less the reasonable costs actually incurred by Tenant to secure the Transfer. If part of the transfer premium shall be payable by the transferee other than in cash, then Landlord's share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. Any Transfer other than as permitted in this Section 12.1 shall be null and void. Notwithstanding the above, acceptance of any payment of rent and other charges by Landlord from any party other than Tenant named herein shall not be deemed a consent to a Transfer or a waiver of any of Landlord's rights in connection with any proposed Transfer hereunder. If Landlord withholds or conditions its consent to a proposed Transfer and Tenant believes that Landlord did so contrary to the terms of this Lease, Tenant's sole remedy shall be to prosecute an action for declaratory relief to determine if Landlord properly withheld or conditioned its consent, and Tenant hereby waives all other remedies.

Notwithstanding any contrary provision of this Article 12, Tenant shall not be required to pay a transfer premium to Landlord with respect to (i) a Permitted Transfer in accordance with the terms of Section 12.4 below or (ii) an assignment of this Lease to Tenant's parent corporation or to a franchisee of Tenant, provided that any franchisee (a) has been approved by Landlord in accordance with the terms of this Section 12.1, (b) has satisfied all of Tenant's or Tenant's parent corporation's franchising requirements, and (c) will continue to operate the Premises as a typical Yoshiharu Ramen restaurant.

12.2. Reserved.

12.3. No Release of Tenant. Should Tenant make a Transfer as permitted in this Section, Tenant shall nevertheless remain primarily liable to Landlord for full payment of the Rent and other charges and full performance of Tenant's other obligations under this Lease. No consent by Landlord to any modification, amendment or termination of this Lease, or extension, waiver or modification of payment or performance of any obligation under this Lease, shall affect the continuing liability of Tenant for its obligations and liabilities hereunder, and Tenant waives any defense arising out of or based thereon. With respect to any Transfer permitted in this

Section, such Transfer shall not be valid or effective unless and until Tenant delivers to Landlord a copy of a written agreement in form and substance satisfactory to Landlord pursuant to which, in the case of an assignment, the assignee assumes all of the obligations and liabilities of Tenant under this Lease and, in the case of any other Transfer, the transferee agrees that such Transfer shall be subject to all of the covenants, terms and conditions of this Lease.

12.4. Permitted Transfer. Notwithstanding any contrary provision of this Lease, subject to the provisions of this Section 12.4, Tenant, without Landlord's consent, may assign this Lease as part of the transfer of Tenant's stock on a nationally recognized stock exchange such as NYSE or NASDAQ provided that all assets related to the Yoshiharu Ramen chain and/or any other similar restaurants owned and/or controlled by James Chae are transferred in such stock offering. Any such Transfer may be referred to as a "**Permitted Transfer**" and the assignee may be referred to as a "**Permitted Transferee**." Tenant shall provide Landlord with the assignment of this Lease (reasonably satisfactory to Landlord) documenting that the Permitted Transferee has assumed all of Tenant's obligations under this Lease, and in no event shall Tenant be released from liability under this Lease as a result of a Permitted Transfer.

13. DEFAULTS, REMEDIES.

13.1. Tenant's Default. Tenant shall be in default in the event of any of the following: (i) if Tenant fails to make any payment of Rent, including Additional Rent or any other sum or amount payable hereunder and such failure shall continue for three (3) days after written notice by Landlord; (ii) if Tenant fails to deliver a completed Estoppel Certificate to Landlord within the ten (10) day period set forth in Section 24.1, any financial statement within the ten (10) day period set forth in Section 24.2 below or any document or instrument required under Article 27 within the ten (10) day period specified therein, (iii) if Tenant fails to perform any other obligation to be performed by Tenant hereunder and such failure shall continue for ten (10) days after written notice by Landlord; provided, however, if the nature of such default is such that the same cannot reasonably be cured within a ten (10)-day period, then Tenant shall not be deemed to be in default if it shall commence such cure within such ten (10) day period and thereafter rectify and cure such default with due diligence; (iv) if Tenant abandons or vacates the Premises; (v) if Tenant files a petition or institutes any proceedings under the Bankruptcy Code, or if any such proceeding or similar kind or character be filed against Tenant; or (vi) if Tenant is in monetary default three (3) times in any twelve (12) month period. Any notice given by Landlord pursuant to clauses (i) or (ii) of this Section shall be in lieu of and not in addition to, any notice required under of the California Code of Civil Procedure Section 1161 of or any similar, superseding statute. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Lease shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute. Landlord's acceptance, either before or after issuance of any notice of default (including without limitation any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute), of any partial payment of the rent due hereunder shall not, pursuant Section 1161.1(c) of the California Code of Civil Procedure, constitute a waiver of any of Landlord's rights, specifically and without

limitation Landlord's right to pursue an unlawful detainer action. Instead, acceptance of any partial payment of the rent shall serve as evidence of that payment only.

13.2. Remedies in Default.

13.2.1. In the event of a default by Tenant, Landlord, in addition to any other remedies available to it at law or in equity, including injunction, at its option, without further notice or demand of any kind to Tenant or any other person, may: (i) terminate this Lease and Tenant's right to possession of the Premises and recover possession of the Premises and remove all persons therefrom; (ii) have the remedies described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or (iii) even though it may have re-entered the Premises, thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.

13.2.2. Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, including its entry upon the Premises, appointment of a receiver to protect Landlord's interests hereunder, or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that Landlord has so elected to terminate this Lease. Tenant covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State of California and the surrender of possession pursuant to such notice shall not be deemed to be a termination of this Lease. In the event of any entry or taking possession of the Premises as aforesaid, Landlord shall have the right, but not the obligation, to: (i) remove therefrom all or any part of the personal property located therein and place the same in storage at the expense and risk of Tenant and/or (ii) erect a barricade and partition the Premises at the expense of Tenant.

13.2.3. Should Landlord elect to terminate this Lease pursuant to the provisions of Section 13.2.1(i) or 13.2.1(iii) above, Landlord may recover from Tenant as damages, the following: (i) the worth at the time of the award of any unpaid rent and other charges which had been earned at the time of termination; plus (ii) the worth at the time of the award of the amount by which the unpaid rent and other charges which would have been earned after termination until the time of the award exceeds the amount of the loss of such rent and other charges that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of the award of the amount by which the unpaid rent and other charges for the balance of the Lease Term after the time of the award exceeds the amount of the loss of such rent and other charges that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all of the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. Tenant hereby waives any and all rights conferred by Section 3275 of the Civil Code of California and by Sections 1174(c) and 1179 of the Code of Civil Procedure of California and any and all other laws and rules of law from time to time in effect during the Lease Term providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination by reason of Tenant's breach.

13.2.4. As used in Section 13.2.3(i) and 13.2.3(ii) above, the "worth at the time of the award" shall be computed by allowing interest at the interest rate specified in Article 19. As used in Section 13.2.3(iii) above, the "worth at the time of the award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). All sums, other than Base Rent, shall, for the purpose of calculating any amount due under the provisions of Section 13.2.3(iii) above, be computed on the basis of the average monthly amount accruing during the immediately preceding sixty (60) month period, except that if it becomes necessary to compute these sums before the sixty (60) month period has occurred, then these sums shall be computed on the basis of the average monthly amount accruing during the shorter period.

13.2.5. In addition to the foregoing rights and remedies, Landlord shall have the right, but not the obligation, without further notice to Tenant, to incur any expense necessary to perform the obligations of Tenant which Tenant has failed to perform or to otherwise cure Tenant's default, and Tenant shall pay to Landlord the cost thereof, plus an administration fee of fifteen percent (15%) of such cost, upon written demand by Landlord. Additionally, Landlord shall have the right to remedy any default of an emergency nature, in the event Tenant fails to commence to cure any default creating an emergency situation promptly upon being given notice which is reasonable under the circumstances, and Landlord shall have the right to remedy such a default without notice (if the giving of notice is not reasonably practicable) in the event of an emergency. Tenant shall pay to Landlord the cost thereof, plus an administration fee of fifteen percent (15%) of such cost, upon written demand by Landlord. Landlord's right to perform Tenant's obligations pursuant to this Section shall not be deemed to: (i) impose any obligation on Landlord to do so; (ii) render Landlord liable to Tenant or any third party for an election not to do so; (iii) relieve Tenant from any performance obligation hereunder; (iv) relieve Tenant from any indemnity obligation as provided in this Lease; or (v) cure Tenant's default or limit in any manner any of Landlord's rights and remedies under this Lease including, without limitation, Landlord's right to terminate this Lease due to such default by Tenant (after receipt of notice and the expiration of the applicable cure period).

13.2.6. The parties acknowledge that in order to protect the mix of tenants within the Shopping Center and to provide the sales volume anticipated from Tenant's business operations within the Premises, the purpose for which Tenant may use the Premises have been specifically limited by the provisions of Article 8 hereof, and that the economics of this Lease, particularly with respect to the agreed upon Minimum Rent and Additional Rent, were established on the basis of Tenant's expected business operations for the Permitted Use under the Trade Name set forth in the Lease Summary. Anything in this Lease to the contrary notwithstanding, if Tenant becomes subject to voluntary or involuntary proceedings under the United States Bankruptcy Code (the "Bankruptcy Code") and Tenant or any trustee, receiver or other custodian of Tenant or of its assets or properties shall assign this Lease, any and all amounts paid or to be paid by or for the account of the assignee in consideration of such assignment shall be and remain the property of Landlord, and any and all such amounts received by Tenant or such trustee, receiver or custodian shall be held in trust for Landlord and remitted to Landlord promptly after receipt thereof. If Landlord is not permitted to terminate this Lease because of the provisions of the Bankruptcy Code, Tenant agrees, as a debtor in possession or any trustee for Tenant, within fifteen (15) days after Landlord's request to the Bankruptcy Court, to assume or reject this Lease. Tenant, on behalf of itself and any trustee, agrees not to seek or

request an extension or adjournment of the application to assume or reject this Lease. In no event after the assumption of this Lease shall an existing default remain uncured for a period more than the earlier of ten (10) days or the time period specified in this Lease. If a filing of a petition under the Bankruptcy Code occurs, Landlord shall not have an obligation to provide Tenant with services or utilities unless Tenant has paid and is current in all payments of rental and Additional Rent.

13.3. Default by Landlord. Landlord's failure to perform any of the terms, covenants, conditions, agreements, or provisions of this Lease required to be done by Landlord, within thirty (30) days after written notice by Tenant to Landlord of said failure shall be deemed a default by Landlord (except that when the nature of the Landlord's obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be deemed in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion). If any part of the Premises are at any time subject to a mortgage or deed of trust, and this Lease or the rentals due from Tenant hereunder are assigned by Landlord to a mortgagee, trustee or beneficiary ("**Lienholder**" for purposes of this Section only) and Tenant is given written notice of the assignment including the post office address of Lienholder, then Tenant shall also give written notice of any default by Landlord to the Lienholder, specifying the default in reasonable detail and affording the Lienholder a reasonable opportunity to make performance for and on behalf of Landlord. If and when the Lienholder has made performance on behalf of Landlord, the default shall be deemed cured. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default unless Tenant is unable to operate its business in the Premises for a period of thirty (30) consecutive days as a result of Landlord's default. In no event shall Landlord be liable for any indirect, special or consequential damages or any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, and in no event shall Tenant be entitled to deduct any sums from Rent. Tenant's remedies shall be limited to: (i) an action at law for costs incurred by Tenant to correct a Landlord default, (ii) an injunction or restraining order to stop or prevent Landlord from violating Tenant's rights under this Lease, or (iii) an action at law to terminate this Lease. Nothing herein contained shall be interpreted to mean that Landlord excuses Tenant from the payment of Rent due hereunder as a result of any default by Landlord.

14. DESTRUCTION.

14.1. Landlord's Option to Terminate. In the event of: (a) damage to the Premises or Shopping Center caused by an uninsured casualty; (b) a casualty causing damage to the Premises or Shopping Center which cannot be repaired within one hundred twenty (120) days from the date of damage or destruction under the laws and regulations of the Governmental Authorities (as defined in Section 17.1 below) with jurisdiction; or (c) a casualty occurring during the last two (2) years of the Lease Term, Landlord may terminate this Lease following the date of the damage upon written notice to Tenant following the casualty.

14.2. Repairs; Rental Abatement. In the event of an insured casualty which may be repaired within one hundred twenty (120) days from the date of the damage, or, in the alternative, in the event Landlord does not elect to terminate this Lease under the terms of

Section 14.1 above, then this Lease shall continue in full force and effect and the Premises shall be reconstructed with the obligations of the parties being as set forth in Section 14.3. Such partial destruction shall in no way annul or void this Lease, except that Tenant shall be entitled to a proportionate reduction of Base Rent following the casualty until such time as Landlord's required restoration work in the Premises is substantially completed. Such reduction shall be an amount that reflects the degree of interference with Tenant's business. So long as Tenant conducts its business in the Premises, there shall be no abatement until the parties agree on the amount thereof. Tenant shall not be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or the Building of which the Premises are a part, Tenant's Personal Property or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

14.3. Limitation on Repairs. In the event of any reconstruction of the Premises under this Article 14, Landlord's obligation to reconstruct the Premises shall be to the extent reasonably practicable and to the extent of available proceeds, to restore the Premises to the condition in which they were delivered to Tenant. Landlord's repair obligations shall in no way include any construction obligations originally imposed on Tenant or subsequently undertaken by Tenant.

14.4. Waiver of Tenant's Rights of Termination. Tenant hereby waives all statutory or common-law rights of termination in respect to any partial destruction or casualty, which Landlord is obligated to repair or may elect to repair under the terms of this Article, including without limitation, the provisions of California Civil Code Sections 1932(2) and 1933(4) and any present or future laws or case decisions to the same effect.

14.5. Shopping Center Damage. In the event that the Shopping Center is destroyed to the extent of not less than thirty-three and one-third percent (33 1/3%) of the replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises be injured or not, in the same manner as in Section 14.1 above. In all events, a total destruction of the Shopping Center or the Premises shall, at Landlord's option, terminate this Lease.

15. CONDEMNATION.

15.1. Taking. If any portion of the Building or the Common Area shall be taken under any right of eminent domain, or any transfer in lieu thereof and such taking renders the Premises unsuitable, in the reasonable judgment of Landlord, for Tenant's business operations, then Tenant or Landlord may terminate this Lease by giving written notice to the other within twenty (20) days after such taking. If this Lease is not so terminated, Landlord shall repair and restore the Building and/or the Shopping Center, as the case may be, as practicable (but shall not be required to expend more than the amount of the award received by Landlord for such purpose) and this Lease shall continue in full force and effect, but commencing with the date on which Tenant is deprived of the use of any portion of the Premises, the Base Rent shall be proportionately abated to the extent to which Tenant's use of the Premises is impaired, as reasonably determined by Landlord.

15.2. Award. Any and all awards payable by the condemning authority or other governmental agency in connection with a taking under the right of eminent domain shall be the

sole property of Landlord. Tenant hereby waives the provisions of any law (including, without limitation, California Code of Civil Procedure Section 1265.130) allowing Tenant to terminate this Lease in the event of a condemnation of the Premises or Shopping Center.

16. ADVERTISING, SIGNS AND DISPLAYS. Tenant shall not erect or install in, upon or about the Premises any exterior or interior signs or advertising media, or window or door lettering or placards, without Landlord's consent which may be withheld in Landlord's reasonable and absolute discretion. All such signs shall comply with all applicable laws, ordinances, rules and regulations and the Tenant Sign Criteria attached hereto as **Exhibit D** and shall be maintained by Tenant in first-class condition and state of repair. Tenant acknowledges that Tenant received and reviewed a copy of the Tenant Sign Criteria before the Effective Date. Tenant shall not use any advertising media that can be heard or seen outside the Premises, such as loudspeakers, phonographs or radio broadcasts. Upon expiration of this Lease, Tenant shall promptly remove all signs installed hereunder, "cap-off" the electrical wiring thereto and repair all damage caused thereby.

17. COMPLIANCE WITH LAWS.

17.1. Laws Generally. Tenant, at its sole cost and expense, shall comply with all existing and future laws, ordinances, orders, rules, regulations and requirements of all governmental and quasi-governmental authorities with jurisdiction ("**Governmental Authorities**"), including the Americans With Disabilities Act ("**ADA**" and collectively, "**Applicable Laws**") having jurisdiction over the Premises and shall perform all work required to comply therewith, including, without limitation, any such Alterations or other work required to comply with Applicable Laws with respect to the Common Area to the extent arising from, triggered by, or relating to use of the Premises by Tenant or any of the Tenant Parties, Tenant's Work, any Alterations by Tenant or any of the Tenant Parties, or Tenant's Personal Property. Any such Alterations or other work to be performed by Tenant shall be subject to terms and conditions of Section 9.4. If any such work would involve changes to the Common Area or the structure, exterior or mechanical, electrical or plumbing systems of the Building, then Landlord shall have the right, but not the obligation to perform such work, and Tenant shall reimburse Landlord the cost thereof within ten (10) days after receipt of billing.

17.2. Compliance with Environmental Laws.

17.2.1. Tenant shall not cause or permit any hazardous or toxic materials or substances ("**Hazardous Material**") including, without limitation, asbestos, to be brought upon, stored, used, handled, transported, generated, released or disposed of, on, in, under or about the Premises, the Common Areas or any portion of the Shopping Center by Tenant, any assignee, subtenant, licensee or concessionaire of Tenant or any of their respective agents, employees, contractors or invitees (collectively, "**Tenant Parties**"); provided Tenant shall have the right to maintain upon the Premises such Hazardous Materials as are reasonably necessary for the conduct of Tenant's business and the proper maintenance of the Premises as long as such Hazardous Materials are used and stored in compliance with Applicable Laws. At all times and in all respects, Tenant and the other Tenant Parties shall comply with Applicable Laws relating to Hazardous Materials.

17.2.2. Tenant shall immediately notify Landlord in writing of (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Requirements; (ii) any claim made or threatened by any person against Tenant, any of the Tenant Parties, or the Premises including, without limitation, any buildings located thereon, relating to damage, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith. Tenant shall also supply to Landlord as promptly as possible, and in any event within five (5) business days after any Tenant Party first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations, relating in any way to the Premises or Tenant's or any Tenant Party's use thereof.

17.2.3. If at any time during or after the Lease Term, Hazardous Materials are found to exist in or on the Premises (including the soils and underground water) or to have contaminated the soils, air or underground water of the Premises, then Tenant, at its sole cost and expense, shall: (i) promptly remove such Hazardous Materials; and (ii) take all such remedial action required by Applicable Laws. (collectively, "**Remedial Work**") All Remedial Work by Tenant shall be conducted (a) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer, (b) pursuant to a detailed written plan for the Remedial Work approved by Landlord and any applicable Authorities; (c) with such insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and (d) only following receipt of any required permits, licenses or approvals. The selection of the contractors and consulting environmental engineer to perform and supervise the Remedial Work, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) each shall, be subject to Landlord's prior written approval. In addition, Tenant shall submit to Landlord, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed Remedial Work contracts and similar information prepared or received by Tenant in connection with any Remedial Work. Notwithstanding the foregoing, Landlord shall have the right, but not the obligation, to perform or cause to be performed the Remedial Work at Tenant's sole cost and expense; provided, however, Landlord shall perform the Remedial Work, at its sole cost and expense, if Tenant can prove that the Hazardous Materials were present in or on the Premises before the date of this Lease and that such removal and/or remediation was not necessitated by any work or any other activity performed by Tenant. Landlord shall take commercially reasonable measures to minimize any interference with or interruption of Tenant's business operations in the Premises in exercising its rights in this Section 17.2.3

17.2.4. Tenant shall indemnify, defend, protect and hold Landlord and each of its partners, employees, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses and expenses (including attorneys' fees), arising from or caused in whole or in part, directly or indirectly, by the failure of Tenant or any Tenant Party failure to comply with the terms of this Section, or the use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation by Tenant or

any Tenant Party of Hazardous Materials to, in, on, under, about or from the Premises or any portion of the Shopping Center including, without limitation, any buildings located thereon. The terms of the indemnification by Tenant set forth in this Section shall survive the expiration or earlier termination of this Lease.

17.3. Accessibility Disclosures. In compliance with its disclosure obligations under Section 1938 of the California Civil Code, Landlord hereby Tenant notifies Tenant that, as of the Effective Date, the Premises have not been inspected by a Certified Access Specialist (as referred to in Section 1938 of the California Civil Code). As such, Landlord hereby advises Tenant as follows:

> "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

If Tenant elects to have a Certified Access Specialist ("**CASp**") inspect the Premises, then Tenant shall: (a) provide Landlord with prior written notice of such election and mutually agree with Landlord on the arrangements for the time and manner of the CASp inspection, (b) promptly give Landlord a copy of the resulting report (the "**CASp Report**") upon receipt, (c) be responsible, at its sole cost and expense, for the cost of the CASp Report and for completing any repairs or modifications that are necessary to correct violations of construction-related accessibility standards noted in the CASp Report and any additional work necessitated thereby (all of which Tenant shall complete as expeditiously as possible following the issuance of the CASp Report and in compliance with this Lease, including without limitation Section 9 ("**Maintenance, Repairs, Alterations**"), unless Landlord elects at its option to perform such work at Tenant's expense), and (d) not disclose and cause its partners, members, officers, directors, managers, shareholders, employees, agents, brokers and attorneys to not disclose the CASp Report to any person other than Landlord (and except as necessary for Tenant to complete the repairs and corrections of violations noted in the CASp Report) without first obtaining the prior written consent of Landlord. Tenant's obligation to indemnify Landlord and related parties under Section 7.6 shall apply equally to Claims arising out of any CASp investigation initiated by Tenant, including as a result of any violations discovered thereby.

18. HOLDING OVER.

18.1. With Landlord's Consent. If Tenant, with Landlord's consent, remains in possession of the Premises after the expiration or sooner termination of the Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy, terminable on thirty (30) days prior written notice given at any time by either party. All provisions of this Lease shall apply to the month-to-month tenancy, except those specifying the Lease Term, options to extend

and Base Rent, which shall be one hundred fifty percent (150%) of the Base Rent paid in the month immediately preceding the month-to-month tenancy.

18.2. Without Landlord's Consent. If Tenant, without Landlord's consent, remains in possession of the Premises after the expiration of the Lease Term or sooner termination of the Lease, (a) such possession by Tenant shall be deemed a tenancy at sufferance only and not a renewal of this Lease or an extension of the Lease Term, (b) monthly installments of Base Rent and Additional Rent shall be payable in an amount equal to two (2) times the Base Rent and Additional Rent in effect as of the last full calendar month of the Lease Term (not taking into consideration any Rent abatement to which Tenant might have been entitled for such month), and each shall be due and payable at the times specified therefor in this Lease, and (c) such tenancy shall be subject to every other term, covenant and agreement contained herein other than any provisions for rent concessions, Landlord's Work, or optional rights of Tenant requiring Tenant to exercise the same by written notice (such as any options to extend the Lease Term). Nothing contained in this Section 18.2 shall be construed as a consent by Landlord to any holding over by Tenant, or limit any of Landlord's rights and remedies incident to a holding over under this Lease, at law or in equity.

19. LATE CHARGE AND INTEREST.

19.1. Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of rent or other sum due from Tenant shall not be received by Landlord's designee on the date such rent or other sums are due Landlord, Tenant shall pay to Landlord a late charge equal to the lesser of ten percent (10%) of such overdue amount or the maximum amount allowed by usury law. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition, Tenant shall pay to Landlord any attorney fees and expenses incurred by Landlord by reason of Tenant's failure to pay rent and/or other charges when due hereunder.

19.2. Interest. Any sum due and payable to Landlord under the terms of this Lease which is not paid when due shall bear interest from the date when the same becomes due and payable by the provisions hereof until paid at a per annum interest rate equal to the maximum rate allowed by applicable usury law.

20. QUIET ENJOYMENT. So long as Tenant is not in default hereunder (after receipt of notice and the expiration of the applicable cure period), then, subject to the other terms and conditions of this Lease, Tenant shall not incur any manner of hindrance or interference with its quiet enjoyment, possession and use from Landlord.

21. RIGHT OF ENTRY. Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times upon reasonable prior notice without diminution or abatement of Rent. Landlord and Tenant shall coordinate such entry with Tenant's on-site management so as to minimize interference with Tenant's business operations (except in a case of emergency): (a) to examine the Premises; (b) to perform any obligation or exercise any right

or remedy of Landlord under this Lease; (c) to make repairs, alterations, improvements or additions to the Premises or to other portions of the Shopping Center as Landlord deems necessary or desirable; (d) to cure any Tenant failure to perform (after Landlord has provided Tenant notice and an opportunity to cure such default pursuant to Article 14); (e) to perform work necessary to comply with laws, ordinances, rules or regulations of any public authority or of any insurance underwriter; (f) to perform work that Landlord deems necessary to prevent waste or deterioration in connection with the Premises should Tenant fail to commence such repairs or, after commencing same, fail to diligently pursue such repairs to completion within three (3) days after written demand by Landlord; and (g) to show the Premises to prospective purchasers, tenants and/or occupants. In exercising its right of entry herein provided, Landlord shall not materially and unreasonably interfere with the operation of Tenant's business on the Premises. During the last ninety (90) days of the Lease Term, Landlord shall have the right to show the Premises to prospective tenants upon reasonable notice to Tenant and Landlord reserves the right to place a "For Lease" sign on the outside of the Premises.

22. WAIVERS. No delay or omission in the exercise of any right or remedy of Landlord with respect to any default by Tenant (after receipt of notice and the opportunity to cure) shall impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent Rent or other payments due hereunder shall not constitute a waiver of any other default nor shall Landlord's acceptance, either before or after issuance of any notice of default (including without limitation any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute), of any partial payment of the rent due hereunder shall not, pursuant Section 1161.1(c) of the California Code of Civil Procedure, constitute a waiver of any of Landlord's rights, specifically and without limitation Landlord's right to pursue an unlawful detainer action. Instead, acceptance of any partial payment of the rent shall serve as evidence of that payment only. Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant, whether or not similar to the act so consented to or approved.

23. TRANSFER OF LANDLORD'S INTEREST. If Landlord conveys in a sale, exchange or otherwise all of its interest in the Premises, then Landlord, on consummation of the conveyance, shall thereupon automatically be released from any obligation or liability thereafter accruing under this Lease.

24. ESTOPPEL CERTIFICATES.

24.1. Tenant shall, within ten (10) days after notice from Landlord, execute and deliver to Landlord an Estoppel Certificate, in the form attached hereto as **Exhibit G**, or such other form as Landlord may require. Failure to deliver the certificate within said ten (10) day period shall be a default under this Lease and an acknowledgment that: (i) this Lease is in full force and effect and has not been modified except as represented by Landlord; (ii) there are no uncured defaults in Landlord's performance hereunder; (iii) not more than one (1) month's Base Rent has been paid in advance; and (iv) that there is no security deposit except as represented by Landlord. If Tenant fails to deliver the completed and signed Estoppel Certificate to Landlord within said ten (10) day period, then Landlord may charge Tenant Two Thousand and 00/100 Dollars ($2,000.00) per day as liquidated damages for each day after the expiration of such 10-day period until the Tenant completed and signed Estoppel Certificate is delivered to Landlord.

24.2. If Landlord intends to finance, refinance or sell the Building (whether as part of a sale of the Shopping Center or not), Tenant, within ten (10) days after receipt of Landlord's written request therefor, shall deliver to Landlord or any potential lender or purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or purchaser, including but not limited to Tenant's financial statements for the past three (3) years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

25. ATTORNEY'S FEES. If either party hereto brings an action at law or in equity to enforce, interpret or seek redress for the breach of this Lease, then the prevailing party in such action shall be entitled to recover all court costs, witness fees and reasonable attorneys' fees, at trial, arbitration or on appeal in addition to all other appropriate relief. Such costs shall be recoverable whether or not suit is actually filed or a judgment entered.

26. REAL ESTATE BROKERS; FINDERS. Except for a separate agreement between Landlord and Retail Insite Commercial Real Estate and Yun Law Group, PC (whose commissions shall be paid by Landlord pursuant to a separate agreement), each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease. Each party shall indemnify, defend, protect and hold the other party harmless from and against all claims, costs, demands, action, liabilities, losses and expenses (including the reasonable attorneys' fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has or purportedly has dealt, other than any party referenced in this Article 26.

27. SUBORDINATION AND ATTORNMENT.

27.1. Subordination. This Lease and all of Tenant's rights and interests in the leasehold estate hereunder, shall be subject and subordinate to any mortgages or deeds of trust that now encumber or may hereafter be placed upon the Premises and to the rights of the mortgagees or beneficiaries thereunder, any and all advances made or to be made thereunder, the interest thereon and all modifications, renewals, replacements and extensions thereof. If any such mortgagee or beneficiary so elects in writing, then this Lease shall be superior to the lien of the mortgage or deed of trust held by such mortgagee or beneficiary, whether this Lease is dated or recorded before or after such mortgage or trust deed. Any such mortgagee or beneficiary may make such election by executing and recording in the appropriate office of the county where the Premises are situated, a notice reciting that this Lease shall be superior to the lien of the mortgage or deed of trust of such mortgagee or beneficiary. From and after the recordation of such notice, this Lease shall be superior to the lien of said mortgage or deed of trust and shall not be extinguished by a foreclosure thereof or any sale thereunder. This Section shall be self-operative, and no further instrument of subordination shall be required to effect a subordination hereunder; provided, however, upon request, Tenant shall promptly execute and deliver to Landlord, or any such mortgagee or beneficiary, any documents or instruments required by any of them to evidence subordination of this Lease hereunder or to make this Lease prior to the lien of any mortgage or deed of trust as herein specified. If Tenant fails or refuses to do so within ten (10) days after written request therefor by Landlord or such mortgagee or beneficiary, such failure or refusal shall constitute an event of default hereunder by Tenant, but shall in no way

affect the validity or enforceability of the subordination to or by the mortgage or deed of trust held by such mortgagee or beneficiary.

27.2. Attornment by Tenant. Upon enforcement of any rights or remedies under any mortgage or deed of trust to which this Lease is subordinated, Tenant shall, at the election of the purchaser or transferee under such right or remedy, attorn to and recognize such purchaser or transferee as Tenant's landlord under this Lease. Tenant shall execute and deliver any document or instrument required by such purchaser or transferee confirming the attornment hereunder within ten (10) days after receipt of request therefor.

28. LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) the sole and exclusive remedy shall be against Landlord's interest in the Shopping Center; (b) no partner or member of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the partnership or limited liability company); (c) no service of process shall be made against any partner or member of Landlord (except as may be necessary to secure jurisdiction of the partnership or limited liability company); (d) no partner or member of Landlord shall be required to answer or otherwise plead to any service of process; (e) no judgment will be taken against any partner or member of Landlord; (f) any judgment taken against any partner or member of Landlord may be vacated and set aside at any time after the fact; (g) no writ of execution will be levied against the assets of any partner or member of Landlord; and (h) the obligations under this Lease do not constitute personal obligations of the individual partners, members, directors, officers or shareholders of Landlord and Tenant shall not seek recourse against individual partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction in any liability in respect to this Lease; and (i) these covenants and agreements are enforceable both by Landlord and also by any partner or member of Landlord.

29. NO ACCORD AND SATISFACTION. No payment by Tenant, or receipt by Landlord, of a lesser amount than the rent or other payment herein provided shall be deemed to be other than on account of the earliest rent or other payment due and payable hereunder, nor shall any endorsement or statement on any check, or letter accompanying any check or payment, as rent or other payment be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance of such rent or other payment or pursue any other right or remedy provided in this Lease. Landlord's acceptance, either before or after issuance of any notice of default (including without limitation any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute), of any partial payment of the rent due hereunder shall not, pursuant to Section 1161.1(c) of the California Code of Civil Procedure, constitute a waiver of any of Landlord's rights, specifically and without limitation Landlord's right to pursue an unlawful detainer action. Instead, acceptance of any partial payment of the rent shall serve as evidence of that payment only.

30. RESERVED.

31. OTHER TENANCIES. Landlord reserves the absolute right to enter into such other tenancies in the Shopping Center as Landlord, in its sole discretion, determines may best promote the Shopping Center. Landlord does not warrant, represent or covenant, expressly or impliedly, that any specific lease or leases now or hereafter in effect between Landlord and any third (3rd) party will be continued in effect for any period of time, or that any other tenant, tenants, owner or occupant, shall continue during the Lease Term to occupy any space in the Shopping Center.

32. NOTICES. Every notice, demand or request (collectively "Notice") required hereunder or by law to be given by either party to the other shall be in writing and shall be served on the parties at the addresses set forth in the Lease Summary or such other address as the party to be served may from time to time designate in a Notice to the other party. Any such Notices shall be sent either by: (a) United States certified or registered mail, postage prepaid, return receipt requested; (b) overnight delivery using a nationally recognized overnight courier, which shall provide evidence of delivery upon sender's request; (c) personal delivery; or (d) facsimile ("fax"), in which case Notice shall be deemed delivered upon receipt of confirmation of transmission of such Notice (provided a follow up Notice is: (i) mailed by certified or registered U.S. Mail, postage prepaid, return receipt requested; (ii) delivered by overnight delivery; or (iii) delivered by personal delivery within one (1) business day thereafter). All notices given in the manner specified herein shall be effective upon the earliest to occur of: (i) actual receipt; (ii) the date of inability to deliver to the intended recipient as evidenced by the U.S. Postal service or courier; or (iii) the date of refusal by the intended recipient to accept delivery as evidenced by the U.S. Postal service or courier.

33. CONFIDENTIALITY. Tenant acknowledges and agrees that the terms of this Lease constitute proprietary information of Landlord, and that disclosure of the terms could adversely affect Landlord's ability to negotiate other leases or impair Landlord's relationships with other tenants. Accordingly, Tenant agrees that it and its partners, officers, directors, employees and attorneys shall not disclose the terms and conditions of this Lease to any other party, either directly or indirectly, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

34. MISCELLANEOUS.

34.1. Cumulative Remedies. No remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other remedy herein or by law provided, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now hereafter existing at law or in equity by statute.

34.2. Waiver of Trial by Jury. Landlord and Tenant desire and intend that any disputes arising between them with respect to or in connection with this Lease be subject to expeditious resolution in a court trial without a jury. Therefore, to the extent permitted by law, Landlord and Tenant each hereby waive the right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by either Landlord against Tenant or Tenant against Landlord or any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or any claim of injury or damage, or the enforcement of any remedy under any

law, statute, or regulation, emergency or otherwise, now or hereafter in effect. If the foregoing waiver of the right to trial by jury is determined to be unenforceable, then Landlord and Tenant agree that any claim, cause of action, proceeding or other dispute concerning this Lease other than unlawful detainer or any similar possessory actions, including any question of law or fact relating thereto, shall, at the written request of either Landlord or Tenant, be determined by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. Landlord and Tenant shall select a single neutral referee, who shall be a retired state or federal judge. In the event that Landlord and Tenant cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. In his or her statement of decision, the referee shall award all costs, including reasonable attorneys' fees, to the prevailing party, if any, and may order the referee's fees to be paid or shared by the parties in such manner as the referee deems just. Nothing in this paragraph shall limit the right of Landlord at any time to exercise self-help remedies as provided in this Lease, or obtain provisional remedies from the court or judicial referee. The referee shall also determine all issues relating to the applicability, interpretation and enforcement of this paragraph.

34.3. Severability. The unenforceability, invalidity or illegality of any provision of this Lease shall not render the other provisions unenforceable, invalid or illegal.

34.4. Governing Laws. This Lease shall be construed and interpreted in accordance with the laws of the State of California.

34.5. Force Majeure. If by reason of any event of Force Majeure either party to this Lease is prevented, delayed or stopped from performing any act which such party is required to perform under this Lease, the deadline for performance of such act by the party obligated to perform shall be extended for a period of time equal to the period of prevention, delay or stoppage resulting from the Force Majeure event, unless this Lease specifies that Force Majeure is not applicable to the particular obligation. As used in this Lease, the term "Force Majeure" shall include, but not be limited to, fire or other casualty, bad weather, inability to secure materials, strikes or labor disputes (over which the obligated party has no direct or indirect bearing in the resolution thereof, or if said party does have such bearing, said dispute occurs despite said party's good faith efforts to resolve the same), acts of God, acts of the public enemy or other hostile governmental action, civil commotion, governmental restrictions, regulations or controls affecting, and/or other events over which the party obligated to perform (or its contractor or subcontractors) has no control. Force Majeure shall not apply to any payment of any amounts owed by either party to the other.

34.6. Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

34.7. Electronic Signature. Landlord and Tenant agree that electronic signatures on this Lease and/or electronic original versions of this Lease and any associated guaranties, acknowledgments and related documents, including without limitation signatures effected through an electronic signature process, documents delivered in PDF or comparable format and delivery of any of the same via electronic mail or comparable manner, shall conclusively have the same effect as actual original signatures and documents. Landlord and Tenant waive any and

all rights to object to the enforceability of this Lease based on the form or delivery of signature or executed documents. The parties shall endeavor in good faith to promptly follow delivery of such electronic signatures or documents with actual original versions of the same provided that failure to do so does not alter the conclusive effectiveness of the electronic versions and is not a default under this Lease.

34.8. Successors and Assigns. Subject to the provisions of Article 12 regarding assignment and subletting, all of the provisions, terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

34.9. Relationship. Nothing contained in the Lease shall be deemed or construed by the parties or by any third person to create the relationship of principal and agent, or of partnership, or of joint venture, or of any association between Landlord and Tenant.

34.10. Integration; Modification. This Lease contains all of the representations, understandings and agreements of the parties with respect to the demise of the Premises and may not be amended or modified except by a written agreement signed by both parties.

34.11. Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time performance is specified. If Tenant elects to dispute any billing or reconciliation from Landlord, Tenant must do so within one hundred eighty (180) days after Tenant's receipt of such billing or reconciliation or Tenant shall be deemed to have waived all rights to so dispute the same.

34.12. Approvals. Except as expressly provided otherwise herein, all approvals under this Lease, by either Landlord or Tenant, shall be given in a timely manner and shall not be unreasonably withheld.

34.13. Survival of Obligations. All obligations of Tenant accrued as of the date of acceptance or rejection of this Lease due to the bankruptcy of Tenant, and those accrued as of the date of termination or expiration of this Lease for any reason whatsoever, shall survive such acceptance, rejection, termination or expiration.

34.14. Guarantor. At Landlord's option, it shall be a condition precedent to the effectiveness of this Lease, that concurrently with Tenant's delivery to Landlord of executed originals of this Lease, Tenant shall cause the person(s) or entity specified as the "Guarantor" in the Lease Summary to deliver to Landlord an executed original of the Guaranty of Lease in the form attached hereto as Exhibit F.

34.15. Time Periods. If the time period by which any right, option or election provided under this Lease must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day. The term "**business day**" shall mean any day other than Saturday, Sunday or legal or bank holiday.

34.16. OFAC Certification. Tenant certifies that:

34.16.1. It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and

34.16.2. It is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitation this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the respective dates set opposite their signatures below, but the Effective Date shall be as first set forth above in the Lease Summary.

LANDLORD:

Center Pointe LLC.,
a Delaware limited liability company

By:_______________________________
Jonathan Cheng
Manager

TENANT:

Yoshiharu Menifee,
a California corporation,
d.b.a. Yoshiharu Ramen

DocuSigned by:
By: James Chae
3C04C2C53E4B47B...
James Chae
Its: President & CEO

EXHIBIT A
SHOPPING CENTER LEGAL DESCRIPTION

THE LAND IS SITUATED IN THE CITY OF MENIFEE, IN THE COUNTY OF RIVERSIDE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL ONE: (APN 360-860-001)

PARCEL 1 OF PARCEL MAP NO. 36299-1, IN THE CITY OF MENIFEE, COUNTY OF RIVERSIDE, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 238, PAGES 88 THROUGH 93, INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, AS AMENDED BY THAT CERTAIN CERTIFICATE OF CORRECTION COC 16-001 RECORDED APRIL 26, 2016, AS INSTRUMENT NO. 2016- 0165375 OF OFFICIAL RECORDS.

PARCEL TWO: (APN 360-860-017)

ALL OF PARCEL 2 OF PARCEL MAP NO. 36299-1, IN SECTION 3, TOWNSHIP 6 SOUTH, RANGE 3 WEST, OF THE SAN BERNARDINO BASE AND MERIDIAN, IN THE CITY OF MENIFEE, COUNTY OF RIVERSIDE, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 238, PAGES 88 THROUGH 93, INCLUSIVE OF PARCEL MAPS, RECORDS OF THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM THAT PORTION OF PARCEL 2 OF SAID PARCEL MAP, HEREINAFTER REFERRED TO AS STRIP #1, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY CORNER OF PARCEL 13 OF PARCEL MAP NO. 36299-1;

THENCE ALONG THE EASTERLY LINE OF SAID PARCEL 2, NORTH 00°43'20" EAST 458.89 FEET;

THENCE LEAVING SAID EASTERLY LINE, NORTH 89°30'17" WEST 115.00

FEET; THENCE SOUTH 00°43'20" WEST 463.24 FEET;

THENCE SOUTH 89°16'40" EAST 18.46 FEET;

THENCE NORTH 58°45'09" EAST 60.12 FEET;

THENCE SOUTH 39°12'05" EAST 47.71 FEET TO A POINT IN THE SOUTHEASTERLY BOUNDARY OF SAID PARCEL 2, SAID POINT ALSO BEING THE BEGINNING OF A NON-TANGENT CURVE CONCAVE SOUTHEASTERLY AND HAVING A RADIUS OF
70.00 FEET, A RADIAL BEARING TO SAID POINT BEARS NORTH 39°12'05" WEST;

THENCE NORTHEASTERLY ALONG SAID CURVE AND SOUTHEASTERLY BOUNDARY, THROUGH A CENTRAL ANGLE OF 14°32'42" AND AN ARC LENGTH OF FEET TO THE POINT OF BEGINNING.

THE FOREGOING DESCRIBED PARCEL IS ALSO KNOWN AS PARCEL D OF THAT CERTAIN LOT LINE ADJUSTMENT NO. LLA 17-001 RECORDED IN THE OFFICIAL RECORDS OF RIVERSIDE COUNTY ON FEBRUARY 5, 2018, AS INSTRUMENT NO. 2018-0044407, AND AS RECORDED FEBRUARY 16, 2018, AS INSTRUMENT NO. 2018-
0060635.

APN: 360-860-001 & 017

EXHIBIT B
SITE PLAN

This Exhibit is for reference only and is not a representation as to size, dimension or location of any tenant in the Shopping Center. All buildings, improvements, occupants (if any) and uses (if any) shown on this site plan are subject to modification at Landlord's discretion without notice.


NEWPORT ROAD
PREMISES
Pad 1
Pad 2
Pad 3
Pad 4
Shops 1
trash
loading
loading/trash
EV
VAN
GREAT OAK DRIVE

2097264.4

EXHIBIT B-1
PREMISES

This Exhibit is for reference only and is not a representation as to size, dimension or location of any tenant in the Shopping Center. All buildings, improvements, occupants (if any) and uses (if any) shown on this site plan are subject to modification at Landlord's discretion without notice.


TRASH ENCLOSURE
PREMISES
VAN

EXHIBIT C
CONSTRUCTION OBLIGATIONS

1. LANDLORD'S WORK

1.1 Landlord's Work Defined. Tenant inspected and is aware of the present condition of the Premises and the Shopping Center prior to the Effective Date. Consequently, Tenant accepts possession of the Premises in its "as is" condition, without representation or warranty by Landlord. Therefore, Landlord has no obligation with respect to construction within or about the Premises or the Shopping Center and there is no so-called "**Landlord's Work**".

Landlord hereby warrants to Tenant that the HVAC system (to the extent installed as of the Effective Date) shall be in good working order and condition as of the Delivery Date.

1.2 Construction Allowance: Notwithstanding anything to the contrary contained in this **Exhibit C** and provided Tenant is not in default under this Lease, Landlord agrees to contribute the Construction Allowance toward the actual cost of improvements to the Premises made by Tenant subject to Tenant submitting receipted invoices from Tenant's contractors to Landlord demonstrating that the Construction Allowance was spent on Tenant improvements. In no event shall any portion of the Construction Allowance be applied to the costs of Tenant's signs, trade fixtures or equipment, merchandise, permit fees, plan review fees and design fees. The Construction Allowance must be used (i.e., Tenant's Work fully complete and the Construction Allowance disbursed) within six (6) months following the Effective Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. Provided that Tenant is not in default under this Lease, is open for business, has commenced the payment of Base Rent, and there are no liens or claims related to Tenant's Work, Landlord shall pay the Construction Allowance to Tenant within thirty (30) days after the last of the requirements of Section 2.8. of this **Exhibit C** have been satisfied.

2. TENANT'S WORK

2.1 Except for Landlord's Work, Tenant, at Tenant's sole expense, shall be responsible for design, plans, approvals, permits, fees, and construction for all work necessary to conduct Tenant's business in the Premises (including but not limited to demolition, plumbing, concrete slab alterations, electrical power and lighting, natural gas piping and connections, hoods, coolers, HVAC systems, interior framing, drywall, upgrades to occupancy separation walls, interior doors, storefront and exterior door alterations if any, casework, millwork, floor and wall finishes, fixtures, furnishings, equipment, fire sprinkler alterations, life safety systems, fire extinguishers and fire suppression systems, and signage), and such work shall be referred to hereinafter as "Tenant's Work." Tenant shall immediately commence the preparation of plans for Tenant's Work and, upon receipt of Landlord's design approval and permits from governmental agencies, shall diligently prosecute the construction of Tenant's Work to completion.

2.2 Drawings and Specifications. Within thirty (30) days after the later to occur of: (i) the date Landlord delivers Landlord's Plans (as defined above) to Tenant or (ii) the Effective Date, Tenant, at Tenant's expense, shall submit to Landlord three (3) sets of fully detailed

working drawings covering all aspects of Tenant's Work, prepared, stamped and signed by a California licensed Architect (or licensed California Engineer, as appropriate). As soon as practicable after receipt thereof, Landlord shall notify Tenant in writing either that the drawings are: "Approved as Submitted"; "Approved Subject to Comments"; or "Disapproved," with requirements for changes and/or submittal of supplementary information. Within ten (10) days of receipt after such disapproval, Tenant shall submit to Landlord three (3) sets of corrected and/or supplemented drawings for final approval. If approved, Landlord shall return to Tenant one set of drawings, bearing Landlord's written approval; these plans shall be the "**Final Drawings**" for Tenant's Work. If not approved, the foregoing process shall repeat. Landlord's approval of any plans does not guarantee code compliance, efficiency, safety, or accuracy, for which Tenant is solely responsible. Notwithstanding Landlord's review and approval of the Final Drawings, neither Landlord, nor its agents, servants or employees shall have any liability in any respect to any inadequacies, deficiencies, errors or omissions in Final Drawings.

2.3 Signage. As part of Tenant's Work, Tenant shall install on the exterior of the Premises a sign identifying its business of a design and at a location approved by Landlord. All signage shall be reviewed for approval separately, per **Exhibit D** of the Lease, and Tenant shall not construe Landlord's approval of Tenant's construction plans as approval of any signage that may appear in such construction plans. At Landlord's option, Tenant's sign(s) shall be wired to a common area electrical circuit controlled by Landlord's time clock(s) for the Shopping Center.

2.4 Permits and Code Compliance. Tenant shall make timely applications for all governmental approvals and permits necessary for Tenant's Work, including signage, and shall pay for all governmental and utility fees and charges in connection with all of Tenant's Work, including but not limited to plan check fees, planning review fees, building permit fees, and, utility hook-up fees and sewer connection charges for Tenant's specific use. Tenant's Work shall conform to governmental approvals and permits, and all applicable local, State and federal laws, building, health, and safety codes, ordinances, rules, regulations, and standards. Where discrepancies exist among the various regulations and Landlord requirements, the strictest standards shall govern, but changes to the Final Drawings required by governmental agencies shall be subject to Landlord's approval. Tenant shall be solely responsible for obtaining timely inspections and approvals by governing agencies as necessary during construction.

2.5 Insurance. Tenant agrees to indemnify and hold harmless Landlord, and Landlord's partners, employees and agents, from all liability in connection with Tenant's Work. During performance of Tenant's Work and all fixturization and merchandising activities (and during any subsequent repairs, modifications, alterations and/or renovations of the Premises), in addition to other insurance required under this Lease, Tenant shall provide or cause its contractor(s) to provide, insurance as specified in this Section 2.5, and such insurance as may from time to time be required by Applicable Laws and/or Governmental Authorities, together with such other insurance as is reasonably necessary or appropriate under the circumstances. All insurance policies required under this **Exhibit C** shall name Landlord, Landlord's agents and beneficiaries, Landlord's on-site representatives, Landlord's architect and Landlord's general contractor as additional insureds, except for Tenant's Worker's Compensation Insurance which shall contain an endorsement waiving all rights of subrogation against Landlord, Landlord's property management company and personnel and Landlord's architect, engineer, contractors,

agents and beneficiaries. All policies shall provide that Landlord be given thirty (30) days prior written notice of any alteration or termination of coverage.

2.5.1. Worker's Compensation. Tenant shall obtain Worker's Compensation Insurance, as required by state law and Employer's Liability Insurance with limits of not less than Five Hundred Thousand Dollars ($500,000.00) and any other insurance required by any employee benefit acts or other statutes applicable where the work is to be performed as will protect the contractor and subcontractors from any and all liability under the aforementioned acts.

2.5.2. Commercial General Liability Insurance. Tenant shall obtain Commercial General Liability Insurance (including Contractor's Protective Liability) with a combined single limit (bodily injury and property damage) of not less than Two Million Dollars ($2,000,000.00) per occurrence and in the aggregate. Such insurance shall provide for explosion, collapse and underground coverage and contractual liability coverage and shall insure the general contractor and/or subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of others and arising from his operations under the contract, whether such operations are performed by the general contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them. Such insurance policy shall include (i) a products/completed operations endorsement; (ii) endorsements deleting the employee exclusion on personal injury and the liquor liability exclusion; and (iii) a cross-liability endorsement or a severability of interest clause. Such insurance shall be primary and Landlord's insurance shall be excess insurance only.

2.5.3. Commercial Automobile Liability Insurance. Tenant shall obtain Commercial Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired and non-owned in an amount not less than Two Million Dollars ($2,000,000.00) combined single limit (bodily injury and property damage) per occurrence and in the aggregate. Such insurance shall insure the general contractor and/or subcontractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others arising from his operations under the contract, whether such operations are performed by the general contractor, subcontractor or any of their subcontractors, or by anyone directly employed by any of them.

2.5.4. Builder's Risk Insurance - Completed Value Builder's Risk Damage Insurance Coverage. Tenant shall provide an "All Physical Loss" Builder's Risk insurance policy on the work to be performed for Tenant in the Premises as it relates to the building within which the Premises are located. The policy shall include as insureds Tenant, its contractor and subcontractors and Landlord, as their respective interests may appear within the Premises and within one hundred feet (100') thereof. The amount of insurance to be provided shall be one hundred percent (100%) replacement cost.

2.6 Prior to Construction. Prior to any operations or construction at the Premises, Tenant must secure the Landlord's written approval of the Final Drawings per Section2.2. of this **Exhibit C**. At least five (5) working days prior to the commencement of construction, Tenant shall deliver to Landlord the following which shall be subject to Landlord's approval:

2.6.1. Contact List. A list of names, addresses, regular and 24-hour "emergency" phone numbers, fax numbers for Tenant's construction representative, general contractor, mechanical, and electrical subcontractors, and any other known subcontractors, plus license numbers for all contractors.

2.6.2. Schedule. Schedule for Tenant's Work, including starting and completion dates, fixturization periods, merchandising periods, and projected date for "open-for-business."

2.6.3. Insurance. Certificates of Insurance, naming Landlord and the other required parties as additional insureds, both for Tenant (per Lease) and Tenant's contractor(s) (per **Exhibit C**, Section2.5., above).

2.6.4 Permits. Photocopy of permit card(s) for Tenant's Work as issued by governing agencies.

2.6.5. Bonds. Landlord may require Tenant to obtain or cause its contractor(s) to obtain payment and performance bonds, naming Landlord as beneficiary, covering the faithful performance of the contract(s) for the construction of Tenant's Work and the payment of all obligations arising thereunder.

2.7 Construction. Tenant's Work shall be performed in a first-class, professional manner in conformity with the approved Final Drawings, except where Landlord has given prior written approval for modifications. Only new, first-quality materials shall be used. The quality of Tenant's Work shall be subject to the approval of Landlord and Landlord shall make any determination as to whether Tenant's Work conforms to the Final Drawings. Landlord shall be allowed to enter the Premises during construction for inspection, coordination and emergency purposes.

2.7.1. General Contractor. Tenant shall use a licensed, bondable, general contractor, experienced in commercial construction, possessing good labor relations, and approved by Landlord for the construction of Tenant's Work. Landlord reserves the right to disapprove any contractors to whom Landlord has a reasonable objection.

2.7.2. Disruptive Conduct. Tenant and Tenant's contractor(s) shall plan and execute their work to minimize disruption of the normal business operations of existing tenants and the Shopping Center. This may require special scheduling of disruptive aspects of Tenant's Work, at Tenant's sole expense. All of Tenant's Work shall be conducted within the interior of the Premises, to the greatest extent possible, not in the common area. Tenant shall comply with noise abatement measures required by Landlord and any nuisance is strictly prohibited.

2.7.3. Safety. All of Tenant's Work must be planned and conducted in an orderly manner, with the highest regard for the safety of the public, the workers, and the property, and in conformity with all local, California and federal job-safety requirements, including OSHA and Cal-OSHA regulations. All workers shall be properly attired, and wear long pants, shirts, and work shoes. At no time will pipes, wires, boards or other construction materials cross public areas where harm could be caused to the public. If Tenant fails to comply with these requirements, Landlord shall have the right, at Tenant's cost, to cause remedial action as deemed necessary by Landlord to protect the public and the property.

2.7.4. Protection of Existing Conditions. Tenant shall, at Tenant's sole cost and expense, furnish all necessary ramps, barricades, coverings, etc., to protect Landlord's facilities and adjoining premises from damage due to Tenant's Work. All costs to repair such damage to Landlord's facilities and to adjoining premises will be performed at the expense of Tenant. Landlord may accomplish actual repair work at Landlord's option.

2.7.5. Utilities During Construction. Tenant shall arrange and pay for temporary utilities and facilities, including electricity, water, sanitary facilities, etc., as necessary for the completion of Tenant's Work. Tenant shall not use Landlord's or common area utilities and services for construction purposes, without Landlord's prior written approval.

2.7.6. Trash Removal and Cleanup. At all times, Tenant shall keep the Shopping Center clean and free of dirt, dust, stains, trash, etc. related to Tenant's Work. During construction, fixturing and merchandising, Tenant shall, at Tenant's cost, cause the removal and legal disposal of all trash, debris, packaging, and waste materials from the Premises on a daily basis. Upon Landlord's prior approval, Tenant may place trash disposal bins at locations designated by Landlord. If Tenant fails to provide trash disposal and cleanup per these requirements, Landlord shall have the right to cause the removal of such trash and debris or performance of appropriate clean up at Tenant's sole cost and expense. Tenant and/or Tenant's contractor(s) shall not use the Shopping Center trash bins or receptacles for construction-related disposal under any circumstances.

2.7.7. Building Shell Alterations. There are to be no alterations or modifications to the Landlord's building shell or any structural element thereof, utilities, fire protection services or Common Area improvements, without Landlord's prior written consent, which may be withheld in Landlord's sole discretion. If Tenant's Work entails structural changes to the Premises, Tenant shall submit detailed structural plans and calculations for Landlord's review at Tenant's expense, not to exceed Five Thousand and 00/100 Dollars ($5,000.00). Tenant's Work shall not commence until Landlord has approved all structural modification plans in writing.

2.7.8. Roofing. There shall be no penetrations of the roof or installation of radio or television antennas without the prior written approval of Landlord, which may be withheld in Landlord's sole discretion. All flashing, counter-flashing and roofing repairs shall conform to the requirements of Landlord and such work shall be paid for by Tenant and performed by a roofing subcontractor approved by Landlord. At Landlord's option, Tenant shall use the same roofing contractor used by Landlord for any roofing work, to maintain Landlord's roof guarantee.

2.7.9. Landlord's Right to Perform Work. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant's Work which Landlord determines, in its sole discretion, should be performed immediately and on an emergency basis and/or for the best interest of the Shopping Center and public safety, including without limitation, work which pertains to structural, mechanical, electrical, sprinkler, general utility systems and roofing.

2.7.10. Guarantees. Tenant shall require each contractor and subcontractor to guarantee in writing his portion of Tenant's Work to be free from defects in workmanship and

materials for a minimum of one (1) year from the date of completion of Tenant's Work and shall repair or replace, without additional charge, all work done under its contract which shall become defective within such one (1) year period. All such guarantees must inure to the benefit of, and be enforceable by, both Landlord and Tenant.

2.8 Completion. Prior to Tenant opening for business, Tenant shall deliver to Landlord the following:

2.8.1. Certificate of Occupancy. Copy of a permanent *Certificate of Occupancy* for the Premises, as issued by the governing Building Department ***or*** final inspection sign off on City Inspection Record, as applicable.

2.8.2. Lien Releases. Copies of *Final Unconditional Waiver of Lien Rights* for all Tenant's contractors, subcontractors, and suppliers.

2.8.3 Reserved.

2.8.4. Other Documentation. Any other information or documentation, as requested by Landlord in its sole discretion.

2.9 Other. During the Lease Term, Tenant shall deliver to Landlord detailed Working Drawings and appropriate calculations for any and all proposed modifications to the Premises entailing alterations to the architectural, mechanical, electrical, fire protection, or structural systems, for Landlord's written approval prior to construction. Interior painting, wall covering, carpeting and placement of movable trade fixtures are considered normal maintenance items and do not require Landlord approvals, but otherwise must meet the requirements of this **Exhibit C**. All other alterations require Landlord's written approval, and will be subject to the same procedures and requirements described herein for the original Tenant's Work, except that no additional Construction Allowance shall be payable unless expressly agreed to in writing by Landlord.

EXHIBIT D
TENANT SIGN CRITERIA

Center Pointe Tenant Sign Criteria (Project Address: 27251 – 27311 Newport Road, Menifee CA 92584), prepared for Center Pointe LLC (Manager / Approving Party) by Superior Electrical Advertising, Inc. as approved by the City of Menifee (Administratively Approved Date: 09/09/2020; Approval Community Development).

EXHIBIT E
CONFIRMATION LETTER

____________________, 20__

Tenant Name
Company Name
Tenant Address
Tenant Address

RE: CONFIRMATION LETTER
Add Tenant d.b.a./Shopping Center Name and Unit # here

Dear Tenant:

On _____________, ____________________________, a __________________________ as Landlord and {Tenant}, as Tenant entered into a Lease for the above referenced property. By execution of this letter, the parties acknowledge they have agreed to the following:

1. Delivery Date:___________________________
2. Rent Commencement Date: __________________________
3. Term Expiration Date:________________________________
4. Tenant's Pro Rata Share of Common Area Expenses, Taxes and Insurance: ____________________
5. Number of Option Periods: ___________________________
6. Option Notification Date: _____________________________
7. Floor Area of Premises: _________________________
8. The monthly Base Rent due under this Lease is as follows:

	From	**To**	**Amount**
Initial Term			
First Option			
Second Option			

9. Security Deposit: ____________________________________
10. Premises Address:____

Please execute and date both copies of this letter in the space provided below and return both copies at your earliest convenience. Tenant's failure to sign this Confirmation Letter and return it to Landlord within 10 days after receipt shall be deemed to be Tenant's acceptance of this Letter, including, but not limited to, the Delivery Date and the Term Expiration Date contained herein.

LANDLORD:

____________________________,
a __________________________

By:________________________
Name:_____________________
Its:________________________

TENANT:

____________________________,
a __________________________
d.b.a.______________________

By:________________________
Name:_____________________
Its:________________________

By:________________________
Name:_____________________
Its:________________________

EXHIBIT F
GUARANTY OF LEASE

THIS GUARANTY OF LEASE ("**Guaranty**") is made as of _______________, (the "**Effective Date**") by James Chae and Jennie Chae, husband and wife, on behalf of each of their marital, community and sole and separate estates, jointly and severally (collectively, the "**Guarantors**" and individually, each a "**Guarantor**"), whose addresses are set forth below opposite their signatures, in favor of Center Pointe LLC, a Delaware limited liability company ("Landlord"), with reference to the following facts:

A. Landlord and Yoshiharu Menifee, a California corporation, dba Yoshiharu Ramen ("**Tenant**") desire to enter into a lease dated __________________ (the "**Lease**") concerning the premises located at 27311 Newport Road, Suite 320, Menifee, CA 92584;

B. Each Guarantor has a financial interest in Tenant; and

C. Landlord would not execute the Lease if each Guarantor did not execute and deliver to Landlord this Guaranty.

NOW, THEREFORE, in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute the Lease, each Guarantor hereby jointly, severally, unconditionally and irrevocably guaranties the prompt payment by Tenant of all rents and all other sums payable by Tenant under the Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of the Lease to be kept and performed by Tenant, and further agree as follows:

1. It is specifically agreed that the terms of the Lease may be modified by agreement between Landlord and Tenant, or by a course of conduct, and the Lease may be assigned by Landlord or any assignee of Landlord without consent or notice to any Guarantor and that this Guaranty shall guarantee the performance of the Lease as so modified.

2. This Guaranty and each Guarantor's obligations hereunder shall not be released, modified or affected by the failure or delay on the part of Landlord to enforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant), whether contemplated by the terms of the Lease or otherwise, or by any release of any other guarantor from any liability with respect to Guarantor's obligations hereunder.

3. No notice of default need be given to any Guarantor; it being specifically agreed that this Guaranty is a continuing guarantee under which Landlord may proceed immediately against Tenant and/or against any Guarantor following any breach or default by Tenant or for the enforcement of any rights which Landlord may have as against Tenant under the terms of the Lease or at law or in equity. This Guaranty is a guaranty of payment and performance and not of collection, and is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Lease or the pursuit by Landlord of any remedies which it now has or may hereafter have with respect thereto, at law, in equity or otherwise. Each Guarantor recognizes

that there are some obligations and liabilities of Tenant under the Lease that survive the termination of the Lease and that this Guaranty shall survive any termination under the Lease.

4. Landlord shall have the right to proceed against each Guarantor hereunder following any breach or default by Tenant without first proceeding against Tenant and without previous notice to or demand upon either Tenant or any Guarantor.

5. Each Guarantor hereby waives and agrees not to assert any defense, to the extent permitted by law, with respect to: (a) all notices to Guarantor, to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Landlord under the Lease and enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto, (b) notice of acceptance of this Guaranty, (c) demand of payment, presentation or protest, (d) all right to assert or plead any statute of limitations relating to this Guaranty or the Lease, (e) any right to require Landlord to proceed against Tenant or any other guarantor or any other person or entity liable to Landlord, (f) any right to require Landlord to apply to any default, any security deposit or other security it may hold under the Lease, (g) any right to require Landlord to proceed under any other remedy Landlord may have before proceeding against Guarantor, (h) any right of subrogation, (i) any right or defense that may arise by reason of the incapability, lack of authority, death or disability of Tenant or any other person, and (j) all principles or provisions of law which conflict with the terms of this Guaranty. Each Guarantor further agrees that Landlord may enforce this Guaranty upon the occurrence of an event of default under the Lease, notwithstanding any dispute between Landlord and Tenant with respect to the existence of said default or performance of the obligations under the Lease or any counterclaim, set-off or other claim which Tenant may allege against Landlord with respect thereto. Moreover, each Guarantor agrees that such Guarantor's obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

6. Each Guarantor does hereby subrogate all existing or future indebtedness of Tenant to such Guarantor to the obligations owed to Landlord under the Lease and this Guaranty.

7. Each Guarantor agrees that nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to it under the Lease and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of such Guarantor. Each Guarantor hereby waives all of its rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Guarantor by reason of California Civil Code §§ 2787 to 2855, inclusive. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits under California Civil Code §§ 2809, 2810, 2819, 2845, 2847, 2848, 2849 and 2850, and the second sentence of California Civil Code § 2822(a). In addition, each Guarantor hereby waives any rights or defenses such Guarantor may have because Tenant's obligations are or may be secured by real property or an estate for years, including, without limitation, any rights or defenses that are based upon, directly or indirectly, the application of §§ 580a, 580b, 580d or 726 of the California Code of Civil Procedure to Tenant's obligations. Each Guarantor further agrees that Landlord (not Tenant) shall have the right to designate the portion of Tenant's obligations under the Lease that is satisfied by a partial payment by Tenant. Each Guarantor agrees that such Guarantor shall have no right of subrogation against Tenant or any right of

contribution against any other guarantor (including any other Guarantor under this Guaranty) unless and until all amounts due under the Lease have been paid in full and all other obligations under the Lease have been satisfied. Each Guarantor further agrees that to the extent the waiver of such Guarantor's rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Tenant shall be junior and subordinate to any rights Landlord may have against Tenant, and any rights of contribution Guarantor may have against any other guarantor shall be junior and subordinate to any rights Landlord may have against such other guarantor (including any other Guarantor under this Guaranty). To the extent any dispute exists at any time between or among Guarantor and any other guarantor (including any other Guarantor under this Guaranty) as to any guarantor's (including Guarantor's) right to contribution or otherwise, Guarantor agrees to indemnify, defend and hold Landlord harmless from and against any loss, damage, claim, demand, cost or any other liability (including without limitation, reasonable attorneys' fees and costs) Landlord may suffer as a result of such dispute.

8. The obligations of each Guarantor hereunder shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy or insolvency of Tenant or any defense which Tenant may have by reason of an order, decree or decision of any court or administrative body resulting from any such case. Landlord shall have the sole right to accept or reject any plan on behalf of each Guarantor proposed in any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant and to take any other action which such Guarantor would be entitled to take in such case, including, without limitation, the decision to file or not file a claim, provided that such rights of Landlord shall only persist until such time as the obligations to Landlord under the Lease and this Guaranty are fully satisfied. Each Guarantor acknowledges and agrees that any payment which accrues with respect to Tenant's obligations under the Lease after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in each Guarantor's obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease. Each Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Landlord, or allow the claim of Landlord in respect of, any such payment accruing after the date on which such proceeding is commenced. Each Guarantor hereby assigns to Landlord such Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

9. If Tenant shall become insolvent or be adjudicated bankrupt, whether by voluntary or involuntary petition, if any bankruptcy action involving Tenant shall be commenced or filed, if a petition for reorganization, arrangement or similar relief shall be filed against Tenant, or if a receiver of any part of Tenant's property or assets shall be appointed by any court, Guarantor shall pay to Landlord the amount of all accrued, unpaid and accruing Base Rent and other charges due under the Lease to the date when the debtor-in-possession, the trustee or administrator accepts the Lease and commences paying same. At such time as the debtor-in-possession, the trustee or administrator rejects the Lease, however, Guarantor shall pay to Landlord all accrued, unpaid and accruing Base Rent and other charges under the Lease for the

remainder of the Lease Term. At the option of Landlord, Guarantor shall either: (a) pay Landlord an amount equal to the Base Rent and other charges which would have been payable for the unexpired portion of the Lease Term reduced to present-day value; or (b) execute and deliver to Landlord a new lease for the balance of the Lease Term with the same terms and conditions as the Lease, but with Guarantor as tenant thereunder. Any operation of any present or future debtor's relief act or similar act, or law or decision of any court, shall in no way affect the obligations of Guarantor or Tenant to perform any of the terms, covenants or conditions of the Lease or of this Guaranty.

10. Each Guarantor's liability under this Guaranty shall continue until all rents due under the Lease have been paid in full in cash and until all other obligations to Landlord have been satisfied, and shall not be reduced by virtue of any payment by Tenant of any amount due under the Lease. If all or any portion of Tenant's obligations under the Lease is paid or performed by Tenant, the obligations of each Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.

11. Each Guarantor warrants and represents to Landlord that such Guarantor now has and will continue to have full and complete access to any and all information concerning the Lease, the value of the assets owned or to be acquired by Tenant, Tenant's financial status and its ability to pay and perform the obligations owed to Landlord under the Lease. Each Guarantor further warrants and represents that such Guarantor has reviewed and approved a copy of the Lease and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease. So long as any of Guarantor's obligations hereunder remain unsatisfied or owing to Landlord, each Guarantor shall keep fully informed as to all aspects of Tenant's financial condition and the performance of said obligations.

12. Each Guarantor hereby covenants and agrees with Landlord that if an event of default shall at any time occur in the payment of any sums due under the Lease by Tenant or in the performance of any other obligation of Tenant under the Lease, each Guarantor shall upon demand pay such sums and any arrears thereof to Landlord in legal currency of the United States of America for payment of public and private debts, and take all other actions necessary to cure such default and perform such obligations of Tenant.

13. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other either pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered (by overnight courier or otherwise) or sent by United States mail, registered or certified mail, postage pre-paid, return receipt requested, addressed to the other party at its address set forth below, and shall be deemed to have been given, rendered or made upon delivery or refusal to accept delivery as indicated on the return receipt. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

14. Each Guarantor represents and warrants to Landlord as follows: (i) no consent of any other person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder; (ii) this Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms; and (iii) the execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of Guarantor's assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor's property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract, or other agreement, instrument or undertaking.

15. This Guaranty shall be binding upon Guarantor, and Guarantor's heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns. If a Guarantor is married, such Guarantor expressly agrees that recourse may be had against his or her separate property, as well as any community property, for all of the obligations hereunder.

16. The obligations of Tenant under the Lease to execute and deliver estoppel statements and financial statements as provided therein shall be deemed to also require each Guarantor hereunder to do and provide the same with respect to such Guarantor; provided, however, if any Guarantor is a corporation that is required to make periodic public filings with the Securities and Exchange Commission and such filings are available to the public, such Guarantor shall not be required to deliver financial statements to Landlord.

17. The term "Landlord" refers to and means the Landlord named in the Lease and also Landlord's successors and assigns whether by outright assignment or by an assignment for security purposes. The term "Tenant" refers to and means the Tenant named in the Lease and also any assignee of Tenant's interest in the Lease or sublessee of Tenant.

18. If either party hereto brings an action at law or in equity to enforce, interpret or seek redress for the breach of this Guaranty, then the prevailing party in such action shall be entitled to recover all court costs, witness fees and reasonable attorneys' fees, at trial, arbitration or on appeal in addition to all other appropriate relief.

19. This Guaranty shall be governed by and construed in accordance with the laws of the State of California, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of California.

20. Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court

of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

21. If there is more than one Guarantor, this Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all Guarantors had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages. Any signature on this Guaranty and/or version of this Guaranty delivered electronically and any associated acknowledgments and related documents, including without limitation signatures effected through an electronic signature process, documents delivered in PDF or comparable format and delivery of any of the same via electronic mail or comparable manner shall have the same effect as an actual original signature and document. Guarantor hereby waives any right to object to the enforceability of this Guaranty based on the form or delivery of signature or the executed Guaranty. If Guarantor delivers any signature or the Guaranty electronically, then Guarantor shall deliver the original signature or Guaranty to Landlord, provided that failure to do so does not alter the conclusive effectiveness of the electronic version and is not a default under this Guaranty.

22. No failure or delay on the part of Landlord to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

23. This Guaranty constitutes the entire agreement between Guarantor and Landlord with respect to the subject matter hereof. No provision of this Guaranty or right of Landlord hereunder may be waived nor may Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer, member or partner of Landlord.

24. The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to any rights, powers and remedies given to Landlord by law.

25. If there is more than one undersigned Guarantor, (a) the term "Guarantor", as used herein, shall include all of the undersigned; (b) each provision of this Guaranty shall be binding on each one of the undersigned, who shall be jointly and severally liable hereunder; and (c) Landlord shall have the right to join one or all of them in any proceeding or to proceed against them in any order.

26. If the ownership of the leases and assets of the "Yoshiharu Ramen" brand are transferred as the result of an initial public offering (IPO) under the NYSE or NASDAQ and the Lease is assigned as a result thereof, then Landlord agrees to accept a new guaranty (the "**New Guaranty**") from Yoshiharu Holdings Co., a California corporation. The New Guaranty shall be

upon the same terms as this Guaranty. After the New Guaranty is fully executed and delivered to Landlord (in the form approved by Landlord), then Landlord shall release James Chae and Jennie Chae as the Guarantors of this Lease.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date written below:

"GUARANTOR"

James Chae and Jennie Chae, husband and wife,
on behalf of each of their marital, community and sole
and separate estates, jointly and severally

By:____________________________
James Chae

By:____________________________
Jennie Chae

Date:__________________________

<u>Guarantor's Address for Notices:</u>

James Chae
1891 North Tustin Street
Orange, CA 92865

Telephone: (714) 998-1940

<u>Landlord's Address for Notices:</u>

Center Pointe LLC
c/o Tourmaline Capital
11250 El Camino Real, Suite 102
San Diego, CA 92130
Attn: Jonathan Cheng

Telephone: (619) 686-8600

RE: Center Pointe / Yoshiharu Ramen

EXHIBIT G
TENANT ESTOPPEL CERTIFICATE

RE: That certain lease dated __________ (the "Lease") between _______________ ("Landlord") and _______________ "Tenant") for premises located at __________________, containing approximately [__________] square feet (the "Premises"), as further described in the Lease.

The undersigned, as Tenant under the above referenced Lease, hereby certifies as follows:

1. The above-referenced Lease has not been modified or amended in any way, except for the following modifications or amendments, if any (it will be presumed that there are no modifications or amendments unless they are specified here):__________________________
____
____________ (as so modified or amended, the "Lease"). The Lease represents the entire agreement between the parties as to the leasing of the Premises.

2. The Lease is in full force and effect.

3. To Tenant's knowledge, neither Landlord nor Tenant is in any default under the Lease and no event has occurred and is continuing which, with notice or the passage of time or both, would constitute a material default by either of them under the Lease, except as follows: ________.

4. All conditions under the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied. As of this date, Tenant has (a) no claims against the Landlord, and (b) no defenses or offsets against the enforcement of the Lease by the Landlord.

5. The term of the Lease began on _______________, and expires on _______________ (including renewal options already exercised, if any). The term is subject to _______________ [(_____)] outstanding renewal option(s) of _______________ (_____) years each pursuant to Section _____ of the Lease (it will be presumed that there are no outstanding renewal options unless they are specified here).

6. Tenant has opened for business in the Premises and is currently conducting business therein.

7. The base rent obligation of Tenant under the Lease is in effect and the current base rent (exclusive of any operation expense costs) is _______________ ($__________) per month. The base rent is subject to periodic increases or adjustment pursuant to Section _____ of the Lease.

8. There is no percentage rent due under the Lease.

9. No rent has been paid for any period after the end of the current calendar month.

10. The current amount of security deposit held by Landlord is [$________].

11. Tenant has no notice or knowledge of any assignment, hypothecation or pledge by Landlord of the rent payable under the Lease.

12. Tenant has no right of first refusal, option or other right to purchase all or any portion of the Premises or the Property of which the Premises is a part.

13. Tenant does not have any exclusive right to use the Premises for any use or uses, nor does the Lease provide for any restriction or prohibition on any use or uses on the property of which the Premises are a part, except as set forth in the Lease.

14. From and after the date hereof, Tenant will not pay any rent under the Lease more than thirty (30) days in advance of its due date.

This certification is made for the benefit of Landlord, [___________________ (Lender)] and any lenders with an interest in any deed of trust now or hereafter encumbering the property of which the Premises are a part.

IN WITNESS WHEREOF, the undersigned Tenant has executed this Certificate as of the date written below.

TENANT:

____
a _________________________
d.b.a.:_____________________

By:_______________________
Name:_____________________
Its:_______________________

Date:______________, 20__

EXHIBIT H
RULES AND REGULATIONS

Landlord hereby establishes the following rules and regulations for the safety, care and cleanliness of (i) the store areas (hereinafter referred to as the "**demised premises**") of any tenant or tenants of the Shopping Center (hereinafter referred to as the "**tenant**"); (ii) the Common Area; and (iii) the Shopping Center in general. The following is not intended to be exclusive, but to indicate the manner in which the right to use the store and common areas is limited and controlled by Landlord.

1. All floor areas of the demised premises, doors, fixtures, windows and plate glass shall be maintained in a clean, safe and good condition.

2. All trash, refuse and waste materials shall be stored in adequate containers and regularly removed from the demised premises. These containers shall not be visible to the general public and shall not constitute a health or fire hazard, or a nuisance to any other tenant. In the event that any tenant shall fail to remedy such a health or fire hazard or nuisance within five (5) days after written notice by Landlord, Landlord may remedy and/or correct such health or fire hazard or nuisance at the expense of the Tenant involved.

3. No portion of the Premises shall be used for lodging purposes.

4. Tenants may use the demised premises only for the use as stated in the lease and for no other purpose. Without Landlord's consent, tenants may not utilize the common areas, sidewalks or walkways adjacent to the demised premises nor the roof of the demised premises for any of the following uses: to display, store, or place any merchandise, equipment or devices; to install public telephones/telecommunication systems, newsstands, vending or other coin operated machines; nor may the demised premises be used to conduct any type of distress or "going out of business" sale or "lost our lease" sale; to store any merchandise or materials or other properties, other than those reasonably necessary for the operation of a tenant's business, or to black out or otherwise obstruct the windows of the demised premises. The roof of the Premises shall not be used for the storage of merchandise or equipment. In addition, no shopping carts and/or baskets may be stored outside the designated areas. Landlord may, from time to time, inspect the Premises to insure compliance with the foregoing provisions.

5. Other than those areas, if any, specifically designated as Premises on the Site Plan attached hereto, all tenants and their authorized representatives and invitees shall use any roadway or walkway (including the enclosed mall, if any) only for ingress and egress from the stores in the Shopping Center in accordance with directional or other signs or guides. Roadways shall not be used at a speed in excess of five (5) miles per hour and shall not be used for parking or stopping, except for the immediate loading or unloading of passengers. Walkways (including the enclosed mall, if any) shall be used only for pedestrian travel.

6. Other than those areas, if any, specifically designated as Premises on the Site Plan attached hereto, the parking areas shall be used only for parking motor vehicles, which shall be parked in an orderly manner within the designated painted lines while such representative and invitees are present at the Center. No parking areas shall be used for commuter parking. During

peak periods of business activity, Landlord can impose any and all controls Landlord deems necessary to operate the parking lot including but not limited to, the length of time for parking use. Parking in front of the designated area will subject the vehicle to being towed off the parking lot.

7. Landlord may furnish either within the Shopping Center or reasonably close thereto, a limited amount of space for employee parking, which designation may be changed by Landlord from time to time at Landlord's sole and absolute discretion. Tenant shall furnish Landlord with its and its employees' license numbers within five (5) days after requested by Landlord and tenant shall thereafter notify Landlord of any change within five (5) days after such change occurs. If tenant or its employees fail to park their vehicles in designated parking areas, Landlord may charge tenant Twenty-Five Dollars ($25.00) per day for each day or partial day per vehicle parked in any areas other than those designated. Tenant hereby authorizes Landlord to tow away from the Shopping Center, at tenant's expense, any vehicle or vehicles belonging to tenant or tenant's employees that are parked in violation of the foregoing. Notwithstanding the foregoing or anything to the contrary contained elsewhere in the Lease or exhibits, Landlord may, in its sole discretion, charge for automobile or other vehicular parking, and/or install parking meters in the parking areas comprising the Shopping Center. Tenant's customers will be afforded such free parking with validation as Landlord provides to a majority of the tenants in the Shopping Center.

8. No person shall use any of the common areas, (or any cars in the parking lot) for any of the following uses without the prior written consent of Landlord: (i) vending, peddling or soliciting orders for sale or distributing of any matter; (ii) exhibiting or distributing any written material; (iii) soliciting membership or contributions for any purpose; (iv) parading, patrolling, picketing, demonstrating of any kind; (v) any purpose when none of the businesses in the Shopping Center are open for business; (vi) any sound-making or lighting device; (vii) discarding any paper, glass or extraneous matter of any kind, except in designated receptacles; (viii) using a sound-making device that is annoying or unpleasant to the general public; or (ix) damaging any sign, light standard, or fixture, landscaping material or other improvement or property within the Center.

9. If a tenant provides its customers with the use of shopping carts and/or baskets, such tenant shall be responsible for causing said carts and/or baskets to be stored only in areas designated by Landlord. If such tenant fails to routinely collect and store said carts as necessary (at least twice on a daily basis), Landlord may assume the responsibility of same and may bill the tenant involved on an estimated monthly basis for such service.

10. All deliveries or shipments of any kind to and from the Premises, including loading and unloading of goods, shall be made by way of the rear of the Premises or at any such reasonable location designated by Landlord, and only at such reasonable times designated for such purpose by Landlord. Trailers and/or trucks servicing the Premises shall remain parked in the Shopping Center only during those periods reasonably necessary to service tenant's operations, and then only in locations designated by Landlord. No person shall use any utility area or truck loading area reserved for use in conducting business, except for the specific purpose for which permission to use these areas has been given.

11. Tenant shall not place, or cause or allow to be placed, any signs, placards, banners, flags, pictures, advertisements, notices or lettering whatsoever, in, about or on the exterior of the Premises or Shopping Center except in and at such places as may be consented to by Landlord in writing or as allowed by the Tenant Sign Criteria, as the same may be amended by Landlord from time to time. Any such signs, placard, advertisement, picture, notice or lettering so placed may be removed by Landlord without notice to and at the expense of tenant. All lettering and graphics on doors shall conform to the Tenant Sign Criteria.

12. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

The above listing of specific prohibitions is not intended to be exclusive, but is intended to indicate the manner in which the right to use the common areas solely as a means of access and convenience in shopping at the business establishments in the Shopping Center is limited and controlled by Landlord.

EXHIBIT I
TENANT'S MENU

EXHIBIT J
EXISTING USE RESTRICTIONS

EXCLUSIVE USES

Nail'd It. Landlord shall not lease to a business whose primary use is the operation of a nail salon primarily providing manicure and pedicure services.

Monsta Snow. Landlord shall not lease to a business whose primary use is for serving shaved snow, bubble waffles with ice cream and/or soft serve, and boba tea beverages.

Wendy's. Landlord agrees not to sell, lease or permit the use or occupancy of any portion of the Center owned or controlled by Landlord to a national, regional or independent quick service or fast food restaurant specializing in the sale of hamburgers that directly competes with Tenant. Direct competitors of Tenant include, by way of example but not limited to, McDonald's, Jack-in-the-Box and Burger King. The foregoing exclusive shall not be deemed to be violated by Landlord selling, leasing or permitting the use or occupancy of any portion of the Center to (a) any restaurant that sells hamburgers only on an incidental basis, (b) any restaurant that possesses a liquor license and serves liquor, or (c) any full service restaurant over 3,900 square feet. As an accommodation to Tenant's request, Landlord has agreed that it shall not lease any portion of the Center for use as The Habit Burger Grill or as a Five Guys Burgers & Fries without regard to whether their respective current or present format or concepts would be permitted uses under this Lease.

Western Dental. Landlord agrees not to lease or permit the use or occupancy of any portion of the Center owned or controlled by Landlord to any tenant whose primary business is the operation of a general dental, orthodontic, specialty dental, pediatric dental, or oral surgery-related office (the "Exclusive Use").

Sleep Number. Landlord shall not lease any space in the Shopping Center to another tenant whose primary business is the display and/or retail sale of mattresses

Sprout's. Tenant shall have the exclusive right in the Shopping Center to conduct the operation and sale, either singly or in any combination, of any of the following activities or merchandise: (i) the operation of a grocery store, meat or seafood market or produce market, or the sale of any such items; (ii) the sale of vitamins and supplements, ethnic foods, natural or health food, pet food, or packaged ice cream; (iii) the sale of natural cosmetics, natural health or beauty products; (iv) the sale of packaged beer and wine for off-premises consumption; (v) the operation of a full service bakery; and (vi) the operation of an over-the-counter delicatessen offering sliced or butchered meats and cheeses for off-premises consumption (all of which are included in and referred to as "Tenant's Exclusive"), and all other Shopping Center tenants or occupants are prohibited from engaging in Tenant's Exclusive except on an Incidental Basis (defined below), provided that there shall be no exception for the sale of fresh meat, seafood and produce. "Incidental Basis" means the area dedicated to the sale of such items occupies the lesser of: (a) 250 square feet of Gross Floor Area; or (b) 3% of the sales area of the subject premises; provided not more than 2 linear feet of retail selling space shall be dedicated to the display and sale of any one category of ancillary products. Tenant's Exclusive shall not restrict the following

specific uses (collectively referred to as "Exempted Uses"): (i) coffee shops, sandwich shops or restaurants which primarily serve food for on-premises consumption, such as Starbucks, Panera Bread, Corner Bakery, Jimmy John Sandwiches, Jersey Mike's, Firehouse Subs, Einstein's Bagels as such businesses currently operate as of the Effective Date and future evolutions of their business shall not violate Tenant's Exclusive, donut shop or bagel shop, or Subway; (ii) ice cream, smoothie or frozen yogurt shops; (iii) a pick up or delivery outlet (such as a pizza delivery shop or Chinese carry-out) which occupies not more than 2,500 square feet of Gross Floor Area each; (iv) a cosmetic store such as ULTA, Bath & Body Works, Sally's Beauty as such businesses currently operate as of the Effective Date and future evolutions of their business shall not violate Tenant's Exclusive or similar beauty supply type store, day spa or a salon such as Aveda Salon or Massage Envy as such businesses currently operate as of the Effective Date and future evolutions of their business shall not violate Tenant's Exclusive; (v) a nationally recognized drugstore with full service pharmacy or drug store such as CVS, Walgreens or Rite Aid that sells alcohol as such businesses currently operate as of the Effective Date and future evolutions of their business shall not violate Tenant's Exclusive; (vi) hair salons; (vii) a nationally or regionally recognized retailer which primarily sells beer, wine and liquor for off premises consumption such as Total Wine and Bev Mo as such businesses currently operate as of the Effective Date and future evolutions of their business shall not violate Tenant's Exclusive; or (viii) a convenience store that sells alcohol and does not occupy more than 2,500 square feet of Gross Floor Area.

Berkshire Hathaway HomeServices California Properties. Landlord shall not lease any space in the building that contains the Premises ("Building"), other than the Premises, to another tenant whose primary use is the operation of a residential real estate brokerage office. [For reference purposes, the "Building" is Pad 3]

Luna Grill. Landlord shall not lease any space in the Shopping Center (nor allow any other tenant to conduct any use in violation of the following to the extent Landlord has the right to prohibit such use and/or withhold consent to any change of use), other than the Premises, to another restaurant that offers kabobs, gyros, falafel, hummus, pita bread and lavash bread (the "Restricted Items") other than on an incidental basis. In furtherance of the foregoing, a "Direct Competitor" shall mean another restaurant or tenant whose aggregate sale of the Restricted Items exceeds fifteen percent (15%) of their overall gross sales.

Urbane Café: Landlord shall not lease any space in Shops 1, Pad 3 or Pad 4 of the Shopping Center (as depicted on the Site Plan), other than the Premises, to another tenant whose primary use is the operation of a fast casual café selling sandwiches, salads, soups and pizzas (a "Direct Competitor" and the "Direct Competitor Restriction"). The Direct Competitor Restriction is not applicable to: … (iv) any cafe / restaurant primarily offering sub or made-to-order deli-style sandwiches, including but not limited to cafes such as Subway, Jersey Mikes or Firehouse Subs.

Fishbone Seafood: Landlord shall not lease any space in Shops 1, Pad 3 or Pad 4 of the Shopping Center (as depicted on the Site Plan), other than the Premises, to another tenant whose primary use is the operation of a fast casual seafood restaurant specializing in grilled and fried fish, shrimp and oysters (the "**Direct Competitor**"). Hereafter, Shops 1, Pad 3 and Pad 4 may be referred to as the "**Direct Competitor Restricted Area**". The Direct Competitor Restriction

is not applicable to: …/ (iii) any portion of the Shopping Center except the Direct Competitor Restricted Area; (iv) any sushi, poke or other restaurant specializing in raw fish. or (v) any other restaurant located within the Direct Competitor Restricted Area which serves fish, shrimp or oysters on an incidental basis as part of the standard operation of such restaurant (e.g., a restaurant that serves fish or shrimp tacos, etc.).

PROHIBITED USES

Sprout's. The following uses (collectively, "Prohibited Uses") are prohibited in any portion of the Shopping Center:

a. any so-called single price point discount or discount dollar stores (such as Dollar Tree, 99 Cents and More, Family Dollar, Dollar General, or any stores with a similar business plan or similar operation);

b. any use causing unreasonably loud noises (including any business using exterior loudspeakers);

c. manufacturing facility;

d. dry cleaner (except either (i) 1 dry cleaner which does not use perchloroethylene or any other Hazardous Substances, or (ii) 1 facility for drop off and pick up of clothing cleaned at another location shall be permitted, provided neither of the foregoing uses shall be located immediately adjacent to the Premises);

e. any facility for the sale, lease or rental of automobiles, trucks, motorcycles, recreational vehicles, boats or other vehicles;

f. car wash, tire store, automobile repair shop or service station or any facility storing or selling gasoline or diesel fuel in or from tanks;

g. used clothing or thrift store, a "Salvation Army" or "Goodwill" type store or similar business, or a "second hand" store where principle business is selling used merchandise;

h. a donation drop-off facility;

i. a "surplus" store selling under stock or overstock merchandise or liquidation outlet, except Fallas Paredas, DD's or other stores operating under similar business plans and operation shall be permitted to operate within the Shopping Center;

j. amusement center, carnival, virtual reality, laser tag, jump/trampoline facility, game arcade, or a children's recreational facility or play center of any kind, including, but not limited to, concepts such as "Boomerang's," "Funtastic," "Chuck E. Cheese," "Jump Zone" and "Peter Piper Pizza", or other stores operating under similar business plans and operations;

k. spa or massage parlor (except (i) 1 "Massage Envy" or similar therapeutic massage retailer operating in a first-class manner, and (ii) 1 nail salon shall be permitted,

provided such uses may not (a) occupy more than 2,500 square feet of Gross Floor Area, or (b) be located immediately adjacent to the Premises);

l. adult book shop or adult movie house;

m. mortuary or funeral parlor;

n. coin operated laundry;

o. cocktail lounge, bar or tavern or sale of alcoholic beverages, whether or not packaged (except the sale of alcoholic beverages in conjunction with the operation of (i) a restaurant not prohibited under this Lease shall be permitted provided such use may not be located within a 200 foot radius of the exterior wall of the Premises; (ii) a wine bar or beer and/or hard cider tasting room that does not occupy more than 2,000 square feet of Gross Floor Area and provided such use may not be located within a 200 foot radius of the exterior wall of the Premises, (iii) a nationally recognized drugstore with full service pharmacy or drug store such as CVS, Walgreens or Rite Aid that sells alcohol as such businesses currently operate as of the Effective Date of the Lease and future evolutions of their business that do not violate Tenant's Exclusive; (iv) a nationally or regionally recognized retailer which primarily sells beer, wine, and liquor for off premises consumption such as Total Wine and Bev Mo as such businesses currently operate as of the Effective Date of the Lease and future evolutions of their business that do not violate Tenant's Exclusive; and (v) a convenience store that sells alcohol and does not occupy more than 2,500 square feet of Gross Floor Area);

p. night club;

q. cinema or theater;

r. health club, gym or exercise facility exceeding 3,000 square feet of Gross Floor Area and located within a 300 foot radius of the Premises; except such uses shall be permitted in any Future Building in the Future Development provided, however, that if the City requires Landlord to remove 14 parking stalls located along the west wall of the Premises and replace such stalls with a 20 foot wide sidewalk, any health club, gym or exercise facility located in any Future Building shall not exceed 16,500 square feet of Gross Floor Area;

s. bowling alley, pool hall, or skating rink;

t. animal raising or storage facility (except incidental to a full-line retail pet supply store);

u. pawn shop, auction house, flea market, swap meet, or junk yard;

v. the drilling for and/or removal of subsurface substances, dumping, disposal, incineration or reduction of garbage or refuse, other than in enclosed receptacles intended for such purposes;

w. hotels or lodging facilities intended for human use;

x. church;

y. gun range or shooting club;

z. a day-care facility, educational facility or School (defined below) except (i) 1 "Sylvan," "Kumon" or similar tenant operating in a first-class manner shall be permitted provided such use may not be located within a 300 foot radius of the Premises, and further provided such use may not occupy more than 2,500 square feet of Gross Floor Area, and (ii) a day-care facility shall be permitted in any Future Building in the Future Development; provided, however, that if the City requires Landlord to remove 14 parking stalls located along the west wall of the Premises and replace such stalls with a 20 foot wide sidewalk, any a day-care facility located in any Future Building shall not exceed 16,500 square feet of Gross Floor Area; for purposes of this provision, "School" means a beauty school, barber college, reading room, place of instruction or any other operation serving primarily students or trainees rather than retail customers;

aa. drive-throughs; except in the location(s) shown on Exhibit A and as part of business operations of buildings located adjacent to Newport Road;

bb. any restaurant located within 200 feet of the Premises, except such use shall be permitted in "Shops 1" as shown on Exhibit A so long as any such restaurant use(s) shall be located a minimum of 50 feet from the east demising wall of the Premises and individually shall not occupy more than 2,000 square feet of Gross Floor Area, and in the aggregate shall not exceed 4,750 square feet of Gross Floor Area within Shops 1. Restaurants located outside of 200 foot from the Premises shall be limited as follows: up to 4,000 square feet of Gross Floor Area within the buildable area of Pad 1, up to 8,000 square feet of Gross Floor Area within the buildable area of Pad 2, up to 10,000 square feet of Gross Floor Area in the aggregate within the building areas of Pad 3 and Pad 4 provided that no single restaurant use in the building areas of Pad 3 or Pad 4 shall exceed 4,000 square feet of Gross Floor Area;

cc. any facility related to the occult sciences, such as palm readers, astrologers, fortune tellers, tea leaf readers or prophets;

dd. frozen food locker or sales facility, or milk distribution center;

ee. nursing home, old age center, or governmental facility (other than a post office), recruiting center or employment center;

ff. (i) any office, medical and/or professional uses located outside of 200 foot of the exterior wall of the Premises occupying in the aggregate more than 5,000 square feet of the Gross Floor Area and (ii) any office, medical and/or professional uses located within 200 feet of the exterior wall of the Premises, except office, medical and/or professional uses shall be permitted in any Future Building in the Future Development provided that (a) such uses shall not occupy more than 15,000 square feet of Gross Floor Area in the aggregate (or 12,750 square feet of Gross Floor Area in the aggregate if the City requires Landlord to remove 14 parking stalls located along the west wall of the Premises and replace such stalls with a 20 foot wide sidewalk), (b) the employees of such uses shall be required to park in the parking areas located along the westerly boundary of the Shopping Center and (c) signs shall be posted between the Premises

and the Future Development identifying the parking areas along the westerly boundary as "Office/Medical/Professional, as applicable, and Retail Parking" and remaining parking as "Retail Only Parking";

gg. abortion clinic (notwithstanding the otherwise permitted medical uses in clause (ff) above);

hh. any tobacco store, hookah lounge or electronic cigarette type store or medical or otherwise marijuana dispensaries.